    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1998


                                                      REGISTRATION NO. 333-63755
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ---------------------------

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                                   7375
     (STATE OF INCORPORATION)               (PRIMARY STANDARD INDUSTRIAL                   (I.R.S. EMPLOYER
                                            CLASSIFICATION CODE NUMBER)                 IDENTIFICATION NUMBER)

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  ANDREAS EDER
                            STEFAN-GEORGE-RING 19-23
                             81929 MUNICH, GERMANY

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

   MICHAEL H. CHANIN, ESQ.             HUBERT BESNER                  GUIDO SANDLER
  POWELL, GOLDSTEIN, FRAZER        BESNER KREIFELS WEBER        BERLINER EFFEKTENBANK AG
        & MURPHY LLP                 WIDENMAYERSTR 41              KURFUERSTENDAMM 119
  1001 PENNSYLVANIA AVENUE,        80538 MUNICH, GERMANY          10711 BERLIN, GERMANY
            N.W.
   WASHINGTON, D.C. 20004

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                          ---------------------------
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [ ]
                          ---------------------------
                        CALCULATION OF REGISTRATION FEE


---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
 TITLE OF EACH CLASS           AMOUNT             PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
    OF SECURITIES              TO BE               OFFERING PRICE            AGGREGATE              REGISTRATION
  TO BE REGISTERED           REGISTERED               PER UNIT           OFFERING PRICE(1)              FEE
---------------------------------------------------------------------------------------------------------------------
Common Stock (par
value $.001 per
share)...............     3,500,000 shares              $20                 $70,000,000              $20,650(2)
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the amount of the registration fee.
(2) Paid to the Commission on September 18, 1998.
                          ---------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
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                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                             CROSS-REFERENCE SHEET

I.     Forepart of the Registration Statement and  Forepart of the Registration Statement and
         Outside Front Cover Page of Prospectus      Outside Front Cover Page of Prospectus

II.    Inside Front and Outside Back Cover Pages   Inside Front and Outside Back Cover Pages
         of Prospectus                               of Prospectus

III.   Summary Information, Risk Factors and       Prospectus Summary; Selected Consolidated
         Ratio of Earnings to Fixed Charges          Financial Data and Risk Factors (Ratio
                                                     of Earnings to Fixed Charges not
                                                     applicable)

IV.    Use of Proceeds                             Use of Proceeds

V.     Determination of Offering Price             Underwriting, Outside Front Cover of
                                                     Prospectus

VI.    Dilution                                    Dilution

VII.   Selling Security Holders                    Not Applicable

VIII.  Plan of Distribution                        Front Cover Page of Prospectus;
                                                     Underwriting

IX.    Description of Securities to be Registered  Description of Capital Stock

X.     Interest of Named Experts and Counsel       Experts; Legal Matters

XI.    Information with Respect to the Registrant  Business; Legal Matters; Price Range of
                                                     Range of Common Stock; Consolidated
                                                     Financial Statements; Prospectus
                                                     Summary; Selected Consolidated Financial
                                                     Data; Management's Discussion and
                                                     Analysis of Financial Condition and
                                                     Results of Operations; Management;
                                                     Principal Stockholders

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED
PROSPECTUS

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
                        3,500,000 SHARES OF COMMON STOCK
                         ------------------------------

     This Prospectus relates to the offering (the "Offering") of 3,500,000 shares of common stock, $0.001 par value per share (the "Common Stock" or the "Shares") of Cybernet Internet Services International, Inc., a Delaware corporation (the "Company"), all of which are being offered by the Company outside of the United States on a "best efforts, all or none" basis. The Common Stock currently is quoted on the Nasdaq OTC Bulletin Board (the "Bulletin Board") under the symbol "ZNET". On August 26, 1998, the last reported sale price of the Common Stock on the Bulletin Board was $20 per share. The Common Stock is also traded on the Freiverkehr of the Berlin and Munich Stock Exchanges under the security number 906623. On August 26, 1998, the last reported sale of the Common Stock on the Berlin Stock Exchange was $22.60 per share and $22.74 per share on the Munich Stock Exchange (assuming an exchange rate of 1.75 Deutsche Marks for each $1.00)--see page 4, footnote 1. It is anticipated that applications will be made to include the Common Stock for listing on the Neue Markt of the Frankfurt Stock Exchange.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK
            AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS".
                         ------------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR ANY STATES SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------
-------------------------------------------

                                                                UNDERWRITING       PROCEEDS TO
                                             PRICE TO PUBLIC     DISCOUNT(1)      COMPANY(2)(3)
-------------------------------------------
Per Share..................................  $                 $                 $
-------------------------------------------
Total......................................  $                 $                 $
-------------------------------------------
-------------------------------------------

(1) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of $          payable by the Company.

(3) The Shares are offered by the Underwriter, as agent for the Company, on a "best efforts, all or none" basis, for a period of 45 days from the effective date of the registration statement of which this Prospectus forms a part (the "Registration Statement"). All funds received by the Underwriter will be deposited no later than noon on the next business day following their receipt by the Underwriter in a separate account, to be held in escrow by the Underwriter as agent for the subscribers of the Shares. If no closing takes place during the offering period (or any extension thereof), then all funds promptly will be returned to the subscribers thereof without any deduction therefrom or interest therein.

                         -----------------------------------

     The Common Stock is being offered by the Berliner Effektenbank AG (the "Underwriter"), as agent for the Company on a "best efforts, all or none" basis, subject to prior sale, withdrawal, or cancellation of the Offering without notice. The initial Price to the Public and the Underwriting Discount will be determined by agreement between the Company and the Underwriter. The initial Price to the Public will not be higher than the last sale price reported on the Berlin Exchange immediately prior to such determination. The Underwriter reserves the right to reject any order for the Common Stock offered hereby, in whole or in part. It is expected that delivery of the certificates evidencing the Common Stock offered hereby will be made at the offices of Berliner Effektenbank AG, Berlin, Germany, at the closing of the Offering.

                            BERLINER EFFEKTENBANK AG

                The date of this Prospectus is           , 1998

             [PICTURE OF A PORTION OF THE EARTH WITH COMPANY LOGO]

                             AVAILABLE INFORMATION

     The Company is not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. The Company intends to furnish its stockholders with annual reports containing financial statements audited by its independent certified public accountants and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules filed as a part thereof, copies of which may be obtained from the Commission upon payment of the fees prescribed therefore or examined without charge at the Commission's offices at 450 Fifth Street N.W., Washington, D.C. 20549.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes appearing elsewhere in this Prospectus including the information under "Risk Factors".

                                  THE COMPANY

     The Company is a leading provider of international Internet backbone and access services and network business solutions to companies in Germany, Austria and Northern Italy. In addition to backbone and access, it offers a full range of solutions and services, which business customers are likely to require to establish and maintain their Internet related systems. Among the specific services and solutions offered by the Company are virtual private networks, web-hosting, co-location services, security solutions, electronic commerce solutions and services, Intranet solutions and workflow solutions. The Company offers consulting, complete design and installation, training, technical support, operation and monitoring of systems. In addition, the Company sells on a turnkey basis customer premise equipment required to connect to the Internet, such as routers, servers and other hardware.

     The Company maintains geographically distributed, state-of-the-art Internet nodes connected to a redundant high performance backbone infrastructure. Utilizing a combination of leased and Company owned lines and equipment, it helps businesses reduce telecommunications costs by offering access to the world wide Internet through dedicated leased lines at more than 100 nodes. For smaller enterprises, it offers a system of more than 90 dial-up nodes with ISDN or analog modem ports. These nodes permit local dial-up access to a majority of the population of Germany and Austria. As of August 15, 1998, the Company had approximately 6,000 customers, an increase from approximately 4,300 customers at December 31, 1997, 3,000 customers at June 30, 1997, and 1,460 customers at December 31, 1996.

     To a significant extent, the Company has grown through acquisitions, and the Company continues to seek additional acquisitions which will permit expansion of the type and quality of the services offered, of the geographical areas in which those services are offered, and increased penetration of the Company's current markets. Significant acquisitions to date include the acquisition of Artwise GmbH ("Artwise"), a wholly-owned German company which provides Intranet messaging and workflow solutions, and whose operations have been fully integrated with the Company's; Eclipse s.r.l. ("Eclipse"), a 66% owned Internet Service Provider ("ISP") in Northern Italy; Vianet EDV Dienstleistungs GmbH ("Vianet"), a wholly-owned ISP in Austria; and Open:Net Internet Solutions GmbH ("Open:Net"), a wholly-owned ISP in southwest Germany.

     The Company's business began with the formation of Cybernet Internet Dienstleistungen AG ("Cybernet AG"), a privately held German stock company. Cybernet AG was organized in December, 1995, and commenced significant operations in 1996. On September 17, 1997, Cybernet AG was acquired by Cybernet Internet Services International, Inc., a Utah corporation, organized on September 27, 1983 ("Cybernet Utah"). Contemporaneously with the closing of this Offering, Cybernet Utah will be merged into the Company, and the Company will be the surviving entity of the merger. Unless the context otherwise requires, the term "Company" or "Cybernet" refers to Cybernet Internet Services International, Inc., its consolidated subsidiaries and its Utah and German predecessors. The Company has agreed to purchase all of the issued and outstanding shares of capital stock of Vianet, which acquisition (the "Vianet Acquisition") will be consummated concurrently with consummation of the sale of the shares offered hereby. The information presented in this Prospectus assumes that the Vianet Acquisition has been consummated.

     The Company's principal executive offices are located at Stefan-George-Ring 19-23, 81929 Munich, Germany, and the Company's registered address in the United States is CSC, 1013 Centre Road, Wilmington, Delaware 19805. The Company maintains various sites on the Internet's world wide web. Information contained in the Company's world wide web sites shall not be deemed to be part of this Prospectus.

                                  THE OFFERING

Common Stock offered................     3,500,000 shares

Common Stock to be outstanding after
the Offering........................     20,787,111 shares

Use of proceeds.....................     The Company will apply $4.3 million of
                                         the net proceeds to pay the cash
                                         portion of the purchase price of the
                                         Vianet Acquisition and $585,750 to make
                                         the remaining cash payment required by
                                         the Open:Net acquisition(1). The
                                         Company will utilize the balance: to
                                         make additional acquisitions; to expand
                                         infrastructure and to acquire
                                         equipment, including the equipment
                                         necessary to become licensed as a
                                         telephone carrier in Germany; and, for
                                         working capital.

Listings............................     The Common Stock is quoted on the
                                         Bulletin Board under the symbol "ZNET".
                                         It is also traded on the Freiverkehr of
                                         the Berlin and Munich Stock Exchanges.
                                         It is anticipated that the Common Stock
                                         will also be listed on the Neue Markt
                                         of the Frankfurt Stock Exchange.
---------------
(1) The purchase agreements provide for payment of the cash portion of the purchase prices in Deutsche Marks ("DM"). For purposes of this Prospectus, foreign currency amounts not presented in the audited, unaudited or pro forma financial statements contained herein, or derived from such financial statements, are translated into U.S. dollars at an exchange rate of 1.75 DM for each U.S. dollar. Foreign currency amounts presented in the audited, unaudited or pro forma financial statements are translated into U.S. dollars in the manner described in Note 2 of Notes to the Consolidated Financial Statements.

                                    RISK FACTORS

     Before purchasing shares of Common Stock offered hereby, investors should consider the matters set forth under "Risk Factors".

                         SUMMARY FINANCIAL INFORMATION

SUMMARY HISTORICAL AND PRO FORMA SELECTED CONSOLIDATED FINANCIAL STATEMENT DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            YEARS ENDED DECEMBER 31,     SIX MONTHS ENDED JUNE 30,
                                           --------------------------   ---------------------------
                                                            PRO FORMA                     PRO FORMA
                                           1996     1997     1997(1)    1997     1998      1998(2)
                                           -----   ------   ---------   -----   -------   ---------
STATEMENT OF OPERATIONS DATA:
Revenue
     Internet Projects...................  $ 217   $1,598    $ 4,026    $ 446   $ 1,863    $ 2,209
     Network Services....................     91      716      3,441      150     1,489      3,126
                                           -----   ------    -------    -----   -------    -------
          Total revenue..................    308    2,314      7,467      596     3,352      5,335
Operating profit (loss)..................    (55)    (180)     2,001      (50)      (24)       937
Net loss.................................   (284)    (984)    (2,371)    (340)   (1,606)    (2,338)
Basic and diluted loss per share.........  $(.12)  $ (.12)   $  (.13)   $(.02)  $  (.07)   $  (.13)

                                                                 JUNE 30, 1998
                                                              -------------------
                                                                           PRO
                                                               ACTUAL    FORMA(3)
                                                              --------   --------
BALANCE SHEET DATA:
Working capital (deficiency)................................  $ (3,851)  $ 68,268
Total assets................................................    20,449    108,113
Long-term debt (including lease obligations)................     1,134      1,221
Shareholders' equity........................................     8,631     94,743

---------------
(1) Gives effect to the following as if each had occurred January 1, 1997: (i) acquisitions completed during the year ended December 31, 1997 (the "1997 Acquisitions"), (ii) the pending acquisition of Vianet and the acquisition of Open:Net (the "1998 Acquisitions"), and (iii) this Offering and the application of the net proceeds to the Company therefrom. See "Use of Proceeds" and the Pro Forma Consolidated Financial Statements and related notes included elsewhere in this Prospectus.

(2) Gives effect to the following as if each had occurred on January 1, 1998:
    (i) the 1998 Acquisitions, and (ii) this Offering and the application of the net proceeds to the Company therefrom.

(3) Gives effect to the following as if each had occurred on June 30, 1998: (i) the 1998 Acquisitions, and (ii) the sale of 700,000 shares of Common Stock completed in July 1998, and (iii) this Offering and the application of the net proceeds to the Company therefrom.

                                  RISK FACTORS

     Before purchasing shares of Common Stock offered hereby, a prospective investor should consider, among other things, the following factors:

     No Dividends. The Company has never paid cash dividends on its Common Stock. It intends to retain future earnings to fund growth of its business and does not anticipate paying any cash dividends on shares of Common Stock in the foreseeable future. If and when the Company determines to pay cash dividends, it will rely upon its subsidiaries to generate the necessary cash. See "Dividend Policy".

     Limitation of Liability; Indemnification of Directors and Officers. The Company's Certificate of Incorporation: (i) eliminates the personal liability of the directors of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "GCL"), and (ii) provides that the Company shall indemnify, to the fullest extent permitted by the GCL, any and all persons whom it shall have the power to indemnify under the GCL from all expenses, liabilities or other matters referred to in, or covered by, the GCL.

     No Commitment to Purchase Securities; Escrow of Subscription
Proceeds. Under the terms of the Offering, the Underwriter is offering the Shares on a "best efforts, all or none" basis. Unless subscriptions are received for all of the Shares, none of the Shares will be issued and the Offering will be withdrawn. No person is committed to purchase any of the Shares. Under the terms of the Offering, subscribers' funds will be returned to subscribers, without interest thereon or deduction therefrom, if subscriptions for all of the Shares are not received during the 45 day offering period (which period may be extended for an additional 30 days.) During the Offering, subscribers will have no right to the return of their subscriptions. See "Underwriting".

     History of Losses. The Company started operations in 1996. The Company has incurred net losses since its inception, and management expects to incur significant additional losses as the Company continues its investment and acquisition program, as well as the building of its infrastructure. Prospective investors have limited operating and financial data about the Company upon which to base an evaluation of the Company's performance and an investment in the Common Stock offered hereby. For the years ended December 31, 1996, and December 31, 1997, the Company reported net losses of $283,778 and $983,840, respectively. For the six months ended June 30, 1998, the Company reported a net loss of $1,605,685. For the two years ending December 31, 1997, the Company reported cumulative cash used by operating activities of $2,069,665. The Company expects to generate negative operating cash flow for at least the next several years while it continues to make acquisitions and invest in telecommunications infrastructure. The extent to which the Company experiences negative cash flow will depend upon a number of factors, including the number and size of its acquisitions and investments, the ability to generate increasing revenues and cash flow, the amount of expenditures incurred, and any adverse developments. The Company may be dependent on various financing sources to fund its growth as well as continued losses from operations. There can be no assurance that the Company will achieve or sustain positive operating cash flow or generate net income in the future. To achieve profitability, the Company must, among other things, develop and market products and services which are accepted on a broad commercial basis. Given the Company's limited operating history, there can be no assurance that the Company will ever achieve broad commercial acceptance or profitability.

     Availability or Reliability of Information about Acquisitions. Businesses which the Company may acquire typically do not have audited financial statements and have varying degrees of internal controls and detailed financial information. The pro forma financial information in this Prospectus includes financial information concerning one recently completed acquisition for which audited financial statements are not presently available. While the Company believes such information to be reliable, the Company has only recently acquired that company. There can be no assurance that a subsequent audit will not reveal matters of significance, including with respect to liabilities, contingent or otherwise. The Company's business strategy involves continued and potentially rapid acquisitions. While the Company is not currently party to any acquisition agreements, the Company is seeking additional acquisition candidates. Accordingly, the Company expects that, from time to time in the future, it will enter into additional acquisition agreements, the pro forma effect of which is not known, cannot be predicted and has not been included herein. The Company's completion of additional acquisitions may have a material impact on the financial information set forth herein.

There can be no assurance as to the number, timing or size of future acquisitions, if any, or the effect any such acquisitions would have on the Company's operating or financial results.

     Requirements for Additional Capital. The Company's operations have required and will continue to require substantial capital for investments, including additional acquisitions, the deployment of the Company's infrastructure, and the funding of capital expenditures for expansion of services. In order to continue funding the Company's investment and acquisition program, as well as product development, marketing, sales and customer support capabilities over the longer term, the Company may require substantial funds in addition to the proceeds of the sale of Common Stock offered hereby. The Company would need to meet its additional capital needs with sales of additional equity securities and borrowings. The failure to raise and generate sufficient additional funds could require the Company to delay or abandon some of its planned future expansion or expenditures, which could have a material adverse effect on the Company's growth and its ability to compete in the Internet and telecommunications industry. No assurance can be given that the Company will have sufficient cash flow or capital available to maintain its current or future growth plans or operations.

     Management of Growth; Integration of Acquisitions and Investments; Challenges of Growth by Acquisitions. The Company is currently experiencing a period of rapid expansion. The rapid growth of the Company's business and its product and service offerings has placed, and is likely to continue to place, a significant strain on the Company's managerial, operating, financial and other resources. In addition, the Company may be required to manage multiple relationships with a growing number of third parties as it seeks to increase its service offerings. The Company's future performance will depend, in part, upon its ability to manage its growth effectively. The Company's ability to manage its growth effectively will require it to continue to expand its operating and financial procedures and controls, to replace or upgrade its operational, financial and management information systems, and to attract, train, motivate, manage and retain key employees. Failure to develop adequate operational and control systems or to attract and retain highly qualified management, financial, technical, sales and marketing and customer service personnel could materially adversely affect the Company's ability to integrate the companies it has acquired and will continue to acquire, and could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company anticipates that it will recognize various economies and efficiencies of scale as a result of acquisitions and the integration of the businesses it has acquired and may acquire in the future, the process of consolidating the businesses and implementing the strategic integration, even if successful, may take a significant period of time, will place a significant strain on the Company's resources, and could subject the Company to additional expenses during the integration process. There can be no assurance that the Company will be able to integrate the companies it has acquired successfully or in a timely manner in accordance with its strategic objectives, or that the Company's management, personnel, systems, procedures and controls will be adequate to support the Company's existing and future operations. The Company's business strategy is dependent, in part, upon its ability to continue to successfully identify and acquire ISPs and other businesses that meet the Company's criteria in order to optimize its market presence in the regions it currently serves and to expand to other European countries. In pursuing such acquisitions, the Company may compete with other companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than the Company. Competition for acquisitions is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock, or other forms of consideration and other matters. No assurance can be given that the Company will be able to successfully identify suitable companies or, once identified, will be able to consummate acquisitions of those targets on terms and conditions acceptable to the Company.

     Competition; Pricing Fluctuation. Other companies, including telecommunications carriers and other ISPs, may offer competitive products and services at lower prices, which could affect the Company's ability to maintain its price structure and its ability to generate profits. See
"Business -- Competition".

     Dependence upon Implementation of Network Infrastructure. The Company's success will depend upon its ability to complete the implementation of and to continue to expand its network infrastructure and support services in order to supply sufficient geographic reach, capacity, reliability and security at an acceptable cost. The continued development and expansion of the Company's network will require that it either enter into additional agreements, on acceptable terms and conditions, with the various providers of infrastructure capacity and equipment and support services or independently develop such infrastructure. No assurance can be given that any or all of the requisite agreements can be obtained on satisfactory terms and conditions or that the Company will have the necessary capital and regulatory clearances to develop the infrastructure.

     Following current industry practice, the Company has peering arrangements with a number of other ISPs, by which the ISPs agree to carry each other's traffic without paying transit costs. Although unlikely, this industry practice may change and companies that have previously offered peering may cut back or eliminate peering relationships, establishing new and more restrictive criteria for peering. Furthermore, if additional requirements associated with maintaining peering with the major ISPs develop, the Company may have to comply with those additional requirements in order to continue to maintain its peering relationships. Thus, the Company would incur additional costs, which would reduce its profit margin.

     The Company also anticipates that future expansions and adaptations of its network infrastructure may be necessary in order to respond to growth in the number of customers served, increased demands to transmit larger amounts of data and changes to its customers' product and service requirements. The expansion and adaptation of the Company's network infrastructure will require substantial financial, operational and managerial resources. There can be no assurance that the Company will be able to expand or adapt its network infrastructure to meet the industry's evolving standards or its customers' growing demands and changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that the Company will be able to deploy successfully any expanded and adapted network infrastructure. Moreover, there is no assurance that the Company will be able to integrate its network as anticipated. Thus, the Company may not realize the expected cost savings or such cost savings may be delayed, adversely affecting profits.

     Entry by the Company into a new telecommunications market may place the Company in direct competition with the providers of telecommunications services to the Company in some areas, adversely affecting the Company's relationship with such carriers and endangering the Company's business to serve customers.

     Dependence on Key Personnel; Limited Senior Management Resources. The Company is highly dependent upon the efforts of its senior management team, the loss of any of whom could impede the achievement of product development and marketing objectives and could have a material adverse effect on the Company. A number of persons on the management team and key employees have entered into employment agreements with the Company. However, those agreements, except for certain directors, do not contain non-compete clauses. The Company believes that its future success will depend, in large part, on its ability to attract and retain qualified technical and marketing personnel. Competition for such personnel is intense in the areas of the Company's activities. There can be no assurance that the Company will be able to attract and retain the personnel necessary for the development and integration of its business. Delays in hiring such personnel could delay the achievement of development and marketing objectives. The loss of the services of key personnel, or the failure to attract additional personnel as required, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain any key person insurance for its executives. See
"Business -- Management".

     Risk of System Failure. The Company's operations are dependent upon its ability to protect its network infrastructure and customers' equipment against damage from human error, fire, earthquakes, floods, power loss, telecommunications failures, sabotage, intentional acts of vandalism and similar events. Despite precautions taken by and planned to be taken by the Company, the occurrence of a natural disaster or other unanticipated problems at one or more of the Company's centers could result in interruptions in the services provided by the Company or significant damage to customer equipment. In addition, failure of any of the Company's telecommunications providers to provide the data communications capacity required by the Company, as a result of human error, a natural disaster or other operational disruption, could result in interruptions in the Company's services. Any damage to, or failure of, the systems of the Company or service providers upon which it relies, could result in reductions in, or terminations of, services supplied to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company's reputation could be materially adversely affected.

     With respect to its electronic commerce activities, the Company's success, in particular its ability to successfully receive and fulfill orders and provide high quality customer service, largely depends on the efficient and uninterrupted operation of its computer and communications hardware systems. The Company does presently have a number of redundant and mission-critical systems, but does not have a formal disaster recovery plan and does not carry business interruption insurance. Despite the implementation of network security measures by the Company, its servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fill customer orders. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Security Risks. SYSTEM SECURITY RISKS -- A significant barrier to electronic commerce and communications is the secure transmission of confidential information over public networks. Certain of the Company's services rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. Despite the Company's design and implementation of a variety of network security measures, there can be no assurance that unauthorized access, computer viruses, accidental or intentional actions and other disruptions will not occur.

     There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments will not result in a compromise or breach of the algorithms used by the Company to protect customer transaction data. If any such compromise of the Company's security were to occur, it could have a material adverse effect on the Company's reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent the Company's security measures could misappropriate proprietary information or cause interruptions in the Company's operations.

     The costs required to eliminate computer viruses and alleviate other security problems could be prohibitive and the efforts to address such problems could result in interruptions, delays or cessation of service to the Company's customers, which could have a material adverse effect on the Company's business, results of operations and financial condition.

     GLOBAL SECURITY RISKS -- Concerns over the security of the Internet and other online transactions and the privacy of users may also inhibit the growth of the Internet and other online services generally, especially as a means of conducting commercial transactions. To the extent that activities of the Company or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, security breaches could damage the Company's reputation and expose the Company to a risk of loss or litigation and possible liability.

     Dependence on the Internet; Uncertain Adoption of Internet as a Medium of Commerce and Communications. The Company's products and services are targeted toward users of the Internet. Use of the Internet has experienced rapid growth. As is typical in the case of a new and rapidly evolving industry characterized by rapidly changing technology, evolving industry standards and frequent new product and service introductions, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. While the Company believes that European companies will adopt this new technology with the same enthusiasm as in the United States, there is no assurance that the European market will develop in the same manner. In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in the business market targeted by the Company. Despite growing interest in the many commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons including, among others, inconsistent quality of service, lack of availability of cost effective, high speed options, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet, and a lack of tools to simplify Internet access and use. In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial exploitation of the Internet to date, and there can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information.

     The Company is also at risk as a result of fundamental technological changes in the way Internet solutions may be marketed and delivered. Integrating technological advances may require substantial time and expense, and there can be no assurance that the Company will succeed in adapting its network infrastructure. While the Company believes that its plan of combining telecommunications and Internet services offers significant advantages for medium sized companies, there can be no assurance that commerce and communications over the Internet will become widespread, or that the Company's offered Internet access and telecommunications services will be widely adopted for these purposes. The failure of the market for business related Internet solutions to continue to develop would adversely impact the Company's business, financial condition and results of operations.

     In addition, new technologies or industry standards have the potential to replace or provide lower cost alternatives to the Company's existing products and services. The adoption of such new technologies or industry standards could render the Company's existing products and services obsolete and unmarketable. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by the Company are not broadly accepted, the Company's business, operating results and financial condition will be materially adversely affected.

     Rapid Technological Change; Evolving Industry Standards. The Company's future success will depend, in part, on its ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of its current and prospective customers, and respond to technological advances and emerging industry standards and practices on a timely and cost effective basis. The market for the Company's services is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to incorporate such advances on a cost effective and timely basis into its business. Moreover, technological advances may have the effect of encouraging certain of the Company's current or future customers to rely on in-house personnel and equipment to furnish the services currently provided by the Company. In addition, keeping pace with technological advances in the Company's industry may require substantial expenditures and lead time.

     The Company believes that its ability to compete successfully is also dependent upon the continued compatibility and interoperability of its services with products, services and architectures offered by various vendors. There can be no assurance that industry standards will be established or that, if they become established, the Company will be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. The failure of the Company to conform to a prevailing standard, or the failure of a common standard to emerge, could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that products, services or technologies developed by others will not render the Company's services non-competitive or obsolete.

     If the Company is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, prospects, financial condition and results of operations would be materially adversely affected. See "Business -- The Internet in Germany and Europe".

     Potential Liability for Information Disseminated over Networks; Regulatory Matters. The law relating to liability of ISPs for information carried on or disseminated through networks is currently unsettled. A number of lawsuits have sought to impose such liability for material deemed to be socially harmful. In particular, one lower court in Germany, where the majority of the Company's operations are located, has recently found the manager of an ISP liable for the contents of materials which were not removed from an ISP's news-server, despite requests from government authorities.

     The imposition of potential liability for materials carried on or disseminated through the Company's network could require the Company to implement measures to reduce its exposure to such liability. Such measures may require the expenditure of substantial resources or the discontinuation of certain product or service offerings, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

     Dependence Upon Suppliers. The Company relies on other companies to supply certain key components of its network infrastructure, including telecommunications services and networking equipment which, in the quantities and quality demanded by the Company, are available only from limited sources. For example, the Company currently relies on Cisco Systems to supply routers critical to the Company's network, and the Company could be adversely affected if routers from Cisco were to become unavailable on commercially reasonable terms. Info AG, a potential competitor, and Deutsche Telekom, a competitor, are the Company's primary providers of data communications facilities and network capacity. The Company is also dependent upon telecommunications carriers, which often are competitors of the Company, to provide telecommunications services and lease physical space to the Company for routers, modems and other equipment. There can be no assurance that, on an ongoing basis, the Company will be able to obtain such services on the scale and within the time frames required by the Company at a commercially reasonable cost, or at all. Failure to obtain or to continue to make use of such services would have a material adverse effect on the Company's business, operating results and financial condition.

     Anti-Takeover Provisions. Certain provisions of Delaware law and the Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws") may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions also may render the removal of directors and management more difficult. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws may also have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. The Company's Certificate of Incorporation places certain restrictions on who may call a special meeting of stockholders.

     In addition, the Company's Board of Directors has the authority to issue up to 50,000,000 shares of undesignated Preferred Stock, of which 7,760,000 shares were issued and outstanding at June 30, 1998, and to determine the price, rights, preferences, and privileges of those shares without any further vote or actions by the stockholders. The rights of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of the Preferred Stock and any holders of Preferred Stock that may be issued in the future. The issuance of additional shares of Preferred Stock, while potentially providing desirable flexibility in connection with possible acquisitions and serving other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, a majority of the outstanding voting stock of the Company.

     In addition, the Company is subject to the anti-takeover provisions of
Section 203 of the GCL, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. The application of Section 203 of the GCL also could have the effect of delaying or preventing a change of control of the Company. In addition, the Company's Certificate of Incorporation provides that, upon consummation of the Offering, the Board of Directors will be divided into three classes of directors serving staggered terms, and all stockholder actions must be effected at a duly called meeting and not by a consent in writing. The classification provision and the prohibition on stockholder action by written consent could have the effect of discouraging a third party from making a tender offer or otherwise attempting to gain control of the Company. Additionally, certain federal regulations require prior approval of certain transfers of control which could also have the effect of delaying, deferring or preventing a change of control. See "Description of Capital
Stock -- Anti-Takeover Provisions".

     Dilution. The public offering price is substantially higher than the book value per outstanding share of Common Stock. Accordingly, purchasers in this Offering will suffer an immediate and substantial dilution of $15.98 per share in the net tangible book value of the Common Stock from the public offering price. See "Dilution".

     Year 2000 Issue. Currently, many computer and software products are coded to accept two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21(st) century dates from 20(th) century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced, in order to comply with Year 2000 requirements. The Company and numerous third parties with which the Company does business rely on numerous computer programs in their day-to-day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third-party computer systems with which the Company interacts. With regard to the internal computer systems, the Company has concluded that the internal networking equipment related to its German operation is Year 2000 compliant. It is continuing to evaluate the internal systems of Vianet, Open:Net and Eclipse. It has also instituted procedures to assure that systems installed in 1998 and 1999 will be Year 2000 compliant. With regard to third parties, the Company has instituted procedures to assure that newly acquired systems will be Year 2000 compliant. In addition, the Company is in the process of contacting suppliers, vendors and customers to determine whether existing systems upon which the Company relies for products and services are Year 2000 compliant. This process has not been completed. To date, the Company has received assurances from the respective suppliers that the following are all Year 2000 compliant: Cisco routers, used in connection with leased telephone line communications; Sun Workstations, the Company's main Internet servers; network facilities supplied by Info AG; and, electric power supplied by Stadtwerke Munich to the Company's main offices and several of its nodes. The Company is in the process of determining whether its other major suppliers are Year 2000 compliant. These include lessors of leased telephone lines, suppliers of telephone service and electric power and suppliers of routers for dial-up service. To date, the Company's costs in connection with its Year 2000 evaluation have been limited to internal staff costs, which have been expensed as incurred. The Company does not presently anticipate utilizing outside consultants and cannot predict whether the continuing evaluation of the Year 2000 compliance matter will require an upgrade or replacement of systems or equipment. Should such an upgrade or replacement be required, it could represent a significant cost to the Company. There can be no assurance that the Company will be successful in identifying and planning for all Year 2000 issues. To the extent that the Company is not successful, disruptions of the Company's operations could result and the Company's revenues, results of operations and financial conditions could be materially and adversely affected.

     Discretionary Authority Over Use of Net Proceeds; No Specific Use of Proceeds. Management will retain a significant amount of discretion over the application of the net proceeds of the Offering. Because of the number and variability of factors that determine the Company's use of the net proceeds of the Offering, there can be no assurance that such applications will not vary substantially from the Company's current intentions. Pending such utilization, the Company intends to invest the net proceeds of the Offering in low risk, high liquidity instruments. See "Use of Proceeds".

     In addition to the payment of the consideration to the stockholders of Vianet in the amount of $4.3 million, and to stockholders of Open:Net in the amount of $585,750, the Company has set aside $23 million of the net proceeds to finance future acquisitions. The Company expects to use the remaining net proceeds for the purchase of telecommunications and networking equipment, for the acquisition and development of software, and working capital. In the ordinary course of business, the Company expects to evaluate potential acquisitions of complementary businesses, products or technologies. Management will have significant flexibility in applying the net proceeds of this Offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, prospects, financial condition and results of operations. See "Use of Proceeds".

     Forward-looking Statements. The statements contained in this Prospectus that are not historical fact are "forward-looking statements". These statements can often be identified by the use of forward-looking terminology such as "estimates," "projects," "believes," "expects," "may," "will," "should," "intends," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as the timing, costs and scope of its acquisition of, or investments in, existing businesses, the revenue and profitability levels of such businesses, and other matters contained above and herein in this Prospectus regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these projections and other forward-looking statements are based upon a variety of assumptions relating to the business of the Company which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's projections and forward-looking statements, many of which are subject to significant uncertainties and contingencies that are beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. Therefore, the actual experience of the Company and results achieved during the period covered by any particular projections or forward-looking statements may differ substantially from those projected. Consequently, the inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates and projections will be realized, and actual results may vary materially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove to be accurate.

     Risks Associated with Business Expansion; Uncertainty of Acceptance of Services. The Company's strategy is to expand the breadth and depth of products and services offered and to expand its market presence in the countries in which it is presently operating and to new countries. In addition, the Company may pursue the acquisition of complementary businesses, products or technologies, although it has no present understandings, commitments or agreements with respect to any material acquisitions or investments. There can be no assurance that the Company would be able to expand its efforts and operations in a cost effective or timely manner or that any such efforts would increase overall market acceptance. Furthermore, new products or services launched by the Company that were not favorably received by customers could damage the Company's reputation. Expansion of the Company's operations in this manner would also require significant additional expenses and could strain the Company's management, financial and operational resources. The lack of market acceptance of such efforts or the Company's inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

     Shares Eligible for Future Sale. Sales of substantial amounts of the Company's Common Stock in the public market after this Offering could adversely affect prevailing market prices for the Common Stock. The shares of Common Stock offered hereby will be freely tradable without restriction under the Securities Act. Taking into account restrictions imposed by the Securities Act, rules promulgated by the Commission thereunder, and lock-up agreements relating to certain stockholders, substantial additional shares will be available for sale in the public market, subject in some cases to the volume and other restrictions of Rule 144 under the Securities Act.

     The Company, its directors, and its executive officers who held, as of September 10, 1998, approximately 1,906,537 shares of Common Stock, or preferred stock convertible into Common Stock, that would have been otherwise salable on January 1, 1999, have agreed not to sell any shares of Common Stock for a period of six months from the date of the closing of this Offering.

     Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of the Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities. See "Shares Eligible for Future Sale".

     Risk Associated with International Operations. A component of the Company's long-term strategy is to expand into a number of European markets. Revenue generated by any current or future international operations needs to offset the expense of establishing and maintaining any such international operation, or the Company's business, results of operations and financial condition could be materially adversely affected. There can be no assurance that the Company will be able to market, sell and deliver successfully its services outside Germany and the areas presently served. In addition to the uncertainty as to the Company's ability to expand into new international markets, there are certain risks inherent in conducting business internationally, such as unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing foreign operations, differing technology standards, employment laws and practices in foreign countries, longer payment cycles, problems in collecting accounts receivable, political instability and, to a lesser extent, because of the unification of Europe, fluctuations in currency exchange rates, imposition of currency exchange controls, seasonal reductions in business activity and potentially adverse tax consequences, any of which could adversely affect the Company's international operations. Certain foreign governments, including certain countries in Europe, have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States. There can be no assurance that one or more of these factors will not have a material adverse effect on the Company's current or future international operations and, consequently, on the Company's business, results of operations and financial condition. In addition, there can be no assurance that the Company will be able to obtain the necessary telecommunications infrastructure in a cost effective manner or compete effectively in international markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     All of the Company's activities are located overseas. All of the Company's revenues are in European currencies (DM, Lira and Austrian Schilling, and Euro after January 1, 1999.) Fluctuation in currency exchange rates could cause the Company's profits to vary, even though such a risk is mitigated by the adoption of a unified currency throughout the European Union. If the Company were to pay dividends to holders of the Common Stock, the fluctuation in currency exchange could also adversely affect the U.S. shareholders. The Company purchases a large portion of its equipment from U.S. manufacturers in U.S. dollars, and fluctuation in currency exchange may adversely affect the Company's operating results and financial condition. The Company has not engaged in hedging activities to reduce its currency exchange rate exposure.

     Possible Volatility of Stock Price. The trading price of the Common Stock is likely to be highly volatile and could be subject to wide fluctuations in response to factors such as actual or anticipated variations in quarterly operating results, announcements of technological innovations, new sales formats or new products or services by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in the Internet and online commerce industries, changes in the market valuations of other Internet, online service or retail companies, announcements by the Company of significant acquisitions, strategic partnerships, joint ventures or capital commitments, additions or departures of key personnel, sales of Common Stock and other events or factors, many of which are beyond the Company's control. In addition, the market for Internet related and technology companies in particular has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stocks are at or near historical highs and reflect price earnings ratios substantially above historical levels. There can be no assurance that these trading prices and price earnings ratios will be sustained. These broad market and industry factors may materially and adversely affect the market price of the Common Stock, regardless of the Company's operating performance.

     Uncertainty Regarding Protection of Proprietary Rights. The Company has applied to the European Union for a trademark for the name "Cybernet". In addition, the Company relies on a combination of copyright, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its products and services. The Company has no patented technology that would preclude or inhibit competitors from entering the Company's market. The Company has entered into confidentiality and invention assignment agreements with its employees and non-disclosure agreements with its suppliers, distributors and appropriate customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by the Company to protect its intellectual property will prove sufficient to prevent misappropriation of the Company's technology or to deter independent third-party development of similar technologies. The laws of different countries may not protect the Company's products, services or intellectual property rights in similar manners or to the same extent.

     To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays, or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition. See "Business -- Intellectual Property Rights".

     Control By Principal Stockholders, Executive Officers and Directors. Upon completion of this Offering, the Company's executive officers and directors (and their affiliates) will, in the aggregate, own approximately 40.6% of the Company's outstanding voting stock (including Common Stock and voting Series A Preferred Stock). In all likelihood, such persons acting together, will have the ability to control matters submitted to stockholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets), and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Company's Common Stock. See "Management" and "Principal Stockholders".

                                NEW UNDERWRITER

     The Underwriter was organized in October, 1997, and has completed at least four unrelated offerings since that time. The Underwriter is 40% owned by Berliner Freiverkehr AG, a publicly held financial institution in which Holger Timm, a Director of the Company, is a controlling shareholder.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 3,500,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $66,000,000 million after deducting the underwriting discount and estimated Offering expenses payable by the Company.

     The Company anticipates utilizing approximately $28 million for acquisitions, including the cash payments of $4.3 million for the Vianet Acquisition and $585,750 for the Open:Net acquisition; $15.6 million for the purchase of telecommunications and networking equipment, including the equipment required in order to become licensed as a telecommunications carrier in Germany; $3.8 million for software acquisition and development. The remainder of $18.6 million would be available as working capital, including payment of fees required for licensing as a carrier.

     Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in low risk, high liquidity instruments.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock. It intends to retain future earnings to fund growth of its business and does not anticipate paying any cash dividends on shares of Common Stock in the foreseeable future.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is quoted on the Bulletin Board under the symbol "ZNET" and on the Freiverkehr of the Berlin and Munich Stock Exchanges under the security number 906623. The closing sale price of the Common Stock on a recent date as reported on these Exchanges is set forth on the cover page of this Prospectus. The following table sets forth the range of high and low closing sale prices for the Common Stock, as reported by Nasdaq for the indicated periods.

                                                               HIGH       LOW
                                                              -------   -------
1998
     Third Quarter (through August 24, 1998)................  $29.875   $19
     Second Quarter.........................................  $28.75    $20
     First Quarter..........................................  $34.5     $11.5

1997
     Fourth.................................................  $16.25    $7.75
     Third Quarter..........................................  $11.125   $9.3125
     Second Quarter.........................................  $13.625   $0.625
     First Quarter..........................................  $ 3.125   $0.625

     The following table sets forth the range of high and low closing sale prices for the Common Stock, as reported on the Berlin and Munich Exchanges.

                                                                 BERLIN          MUNICH
                                                              -------------   -------------
                                                              HIGH     LOW    HIGH     LOW
                                                              -----   -----   -----   -----
1998
     Third Quarter (through July 31, 1998)..................  28.50   22.02   28.29   22.17
     Second Quarter.........................................  29.14   21.94   28.86   21.26
     First Quarter..........................................  25.71   12.63   25.14   12.57

1997
     Fourth Quarter.........................................  14.80    8.29   14.51    8.06
     Third Quarter..........................................  11.77    9.49   11.80    9.26
     Second Quarter.........................................  13.71    8.06    --      --

                                    DILUTION

     At June 30, 1998, the Company had a net tangible book value of $7,355,461 or $.50 per share of Common Stock. "Net tangible book value per share" represents the tangible book value of the Company (total tangible assets less total liabilities) divided by the number of shares of Common Stock outstanding. Without taking into account any changes in such net tangible book value as of June 30, 1998, other than to give effect to the sale by the Company of the 3,500,000 shares of Common Stock offered hereby at an assumed public offering price of $20 per share and after deducting the estimated underwriting discounts and commissions and offering expenses payable by the Company, the pro forma net tangible book value of the Company at June 30, 1998, would have been $73,355,461 or $4.02 per share. This represents an immediate increase in the net tangible book value per share of $3.52 to existing stockholders and an immediate dilution of the net tangible book value per share of $15.98 to persons purchasing the Common Stock offered hereby (the "New Investors"). The following table illustrates this per share dilution:

Assumed initial public offering price per share.............   $          $20.00
Net tangible book value per share before the Offering.......     .50
Increase per share attributable to New Investors............    3.52
                                                               -----
Pro forma as adjusted net tangible book value per share
  after the Offering........................................                4.02
                                                                          ------
Dilution per share to New Investors.........................              $15.98
                                                                          ======

                                 CAPITALIZATION

     The following table sets forth, as of June 30, 1998, (i) the actual capitalization of the Company and (ii) the capitalization of the Company (a) pro forma to reflect consummation of the 1998 Acquisitions and (b) as further adjusted to reflect the sale of 700,000 shares of Common Stock completed in July 1998 and the sale of 3,500,000 shares of Common Stock offered hereby by the Company and the application of the net proceeds therefrom, all as if they occurred on June 30, 1998. See "Use of Proceeds" and "Pro Forma Consolidated Financial Statements".

                                                                     AS OF JUNE 30, 1998
                                                              ---------------------------------
                                                                       (IN THOUSANDS)
                                                                                     PRO FORMA
                                                              ACTUAL    PRO FORMA   AS ADJUSTED
                                                              -------   ---------   -----------
Overdrafts and short-term borrowings(3).....................  $ 4,496    $ 4,638      $ 4,638
                                                              =======    =======      =======
Long-term debt(3)...........................................  $ 1,134    $ 1,221      $ 1,221
Minority interest...........................................       89         89           89
Stockholders' equity:
     Common stock, 50,000,000 shares authorized; 14,754,511
       shares issued and outstanding; 15,113,336 shares
       issued and outstanding, pro forma(1); 19,313,336
       shares issued and outstanding pro forma as
       adjusted(2)..........................................       15         15           19
     Preferred stock, 20,000,000 shares authorized 7,760,000
       shares issued and outstanding........................        8          8            8
     Additional paid-in capital.............................   11,674     20,286       97,782
     Cumulative translation adjustment......................     (189)      (189)        (189)
     Accumulated deficit....................................   (2,877)    (2,877)      (2,877)
                                                              -------    -------      -------
          Total stockholders' equity........................    8,631     17,243       94,743
                                                              -------    -------      -------
          Total capitalization..............................  $ 9,854    $18,553      $96,053
                                                              =======    =======      =======

---------------
(1) Includes the issuance of 358,825 shares of Common Stock in the 1998 Acquisitions.
(2) Includes 700,000 shares of Common Stock issued in July 1998 and 3,500,000 shares of Common Stock offered hereby.
(3) Including capital lease obligations.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of December 31, 1996 and 1997, and for each of the two years then ended, are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected consolidated financial data as of June 30, 1998, and for the six months ended June 30, 1997 and 1998, are unaudited, but have been prepared on the same basis as the audited financial data, and in the opinion of management, contain all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the results of operations for such periods. The results of operations for the six months ended June 30, 1998, are not necessarily indicative of results to be expected for the full year. The pro forma consolidated financial data as of June 30, 1998, for the year ended December 31, 1997 and the six months ended June 30, 1998, respectively, are derived from the Pro Forma Consolidated Financial Information included elsewhere in this Prospectus. The data should be read in conjunction with the Consolidated Financial Statements, related notes and other financial information included elsewhere in this Prospectus.

                                          YEARS ENDED DECEMBER 31,       SIX MONTHS ENDED JUNE 30,
                                        ----------------------------   -----------------------------
                                                           PRO FORMA                       PRO FORMA
                                         1996     1997       1997       1997      1998       1998
                                        ------   -------   ---------   -------   -------   ---------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue
     Internet Projects................  $  217   $ 1,598    $ 4,026    $   446   $ 1,863   $  2,209
     Network Services.................      91       716      3,441        150     1,489      3,126
                                        ------   -------    -------    -------   -------   --------
          Total revenue...............     308     2,314      7,467        596     3,352      5,335
Cost of Revenue.......................     363     2,494      5,466        646     3,376      4,398
                                        ------   -------    -------    -------   -------   --------
Operating profit (loss)...............     (55)     (180)     2,001        (50)      (24)       937
General and administrative expenses...     269       497      1,601        228       669        888
Marketing expenses....................     172     1,221      2,045        514     1,714      2,366
Research and development..............     187       367        631         --     1,051      1,185
Amortization of goodwill..............      --        19      1,367         --        45        684
                                        ------   -------    -------    -------   -------   --------
                                           628     2,104      5,644        742     3,479      5,123
Interest expense, net.................       2        39         58         14       110        117
                                        ------   -------    -------    -------   -------   --------
Loss before taxes.....................    (686)   (2,323)    (3,701)      (806)   (3,613)    (4,303)
Income tax benefit....................     402     1,339      1,319        466     2,007      1,965
Minority interest.....................      --        --         11         --        --         --
Net loss..............................  $ (284)  $  (984)   $(2,371)   $  (340)  $(1,606)  $ (2,338)
                                        ======   =======    =======    =======   =======   ========
Basic and diluted loss per share......  $ (.12)  $  (.12)   $  (.13)   $  (.02)  $  (.07)  $   (.13)
                                        ======   =======    =======    =======   =======   ========
BALANCE SHEET DATA:
Working capital (deficiency)..........  $  339   $   891               $(1,682)  $(3,851)  $ 68,268
Total assets..........................   2,511    15,154                 4,045    20,449    108,113
Long-term debt(1).....................      --        42                    --     1,134      1,221
Total stockholders' equity............   1,790     9,643                 1,279     8,631     94,743

---------------
(1) Including lease obligations

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the "Selected Consolidated Financial Data" and the historical and pro forma financial statements and notes thereto appearing elsewhere in this Prospectus. Certain statements set forth below constitute "forward-looking statements" within the meaning of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The safe harbor provisions provided in
Section 27A of the Securities Act and Section 21E of the Exchange Act do not apply to forward-looking statements made in connection with an initial public offering. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. See "Risk Factors -- Forward-looking Statements".

OVERVIEW

     The Company commenced significant operations in 1996. Between the commencement of operations and December, 1997, the Company concentrated its operations entirely in Germany. It rapidly established a state-of-the-art network of Internet nodes connected to a redundant high performance backbone infrastructure that offers dedicated leased lines access to the Internet at more than 100 nodes, and the availability of local dial-up access to the Internet to a majority of the population of Germany. In order to establish this network rapidly, the Company relied heavily on leased equipment and outside personnel, particularly equipment and personnel provided pursuant to an agreement with Info AG, a German carrier (the "Info AG Agreement"), which also acts as a reseller of the Company's services. As the Company has grown and established its identity and presence in the German market, it has, to an increasing extent, purchased or leased its own equipment, hired its own personnel, established independent nodes and other facilities, and replaced the network facilities leased from Info AG. Effective July, 1999, the Company has given notice, terminating the Info AG Agreement, although the Company anticipates that it will continue to maintain a working relationship with Info AG.

     By acquiring Artwise in September, 1997, and by investing in personnel and research and development, the Company developed the capability to be a sole source supplier of most solutions and services that a business customer is likely to require in connection with its use of the Internet. See
"Business -- Services and Products". The Company attempts to differentiate itself from competitors by marketing its high level of technical expertise and its ability to be a sole source supplier of Internet related solutions and services to large and medium sized businesses, particularly businesses with limited technical resources.

     In December, 1997, the Company acquired a 66% interest in Eclipse, an ISP in Northern Italy. In August, 1998, the Company acquired Open:Net, an ISP in southwest Germany. Concurrent with the closing of this Offering, the Company will acquire Vianet, an Austrian ISP.

     The Company's revenues are derived from two principal sources: Network Services and Internet Projects. Network Services consist of access to, and usage of, the Company's network. These include an initial one-time setup fee and recurring monthly service charges. Revenues from Network Services are recognized when provided. Internet Projects include telecommunications and systems integration solutions and services provided by the Company. Typically, the Company charges a flat fee for Internet Projects, which fee is payable in three installments: upon contracting for the project; upon completion; and upon customer acceptance. Revenues from Internet Projects are recognized upon customer acceptance.

     The Company incurs substantial costs in connection with the development of products that will be sold to customers, such as the Company's electronic commerce and Intranet platforms. These costs, including direct labor, related overhead and third-party costs related to establishing network systems, are expensed as research and development until technological feasibility has been established. Once technological feasibility has been established, costs are capitalized until an individual product is commercially available. Commencing in the month of a product's release, the amount attributable to that product is thereafter amortized, using the straight-line method, over a period not to exceed four years.

     Substantially all of the Company's revenues are derived from sales outside the United States and are paid in foreign currencies, principally the DM and, to a lesser extent, the Austrian Schilling and the Italian Lira. See "Risk
Factors -- Risks Associated with International Operations". For purposes of the Company's statement of operations, items are translated into U.S. dollars at average currency exchange rates prevailing during the period. Assets and liabilities on the Company's balance sheet are translated into U.S. dollars at currency exchange rates prevailing at the balance sheet dates. The Company purchases a large portion of its equipment from U.S. manufacturers, and fluctuations in currency exchange rates may adversely affect the Company's operating results and financial condition. The Company has not engaged in hedging activities to reduce its currency exchange rate exposure.

     A significant part of the operating costs of any ISP represents the cost of leasing telephone lines and the cost of access to the global Internet. In Germany, the Company currently leases telephone lines from several telecommunications carriers and resellers in order to obtain the lowest available rates. However, the rates charged by carriers to end users, such as the Company, are generally higher than the rates charged to other carriers. The Company intends to become licensed as a carrier in Germany in order to benefit from lower rates. See "Business -- The Internet in Europe and Germany". In addition, the Company intends to make use of alternative technologies as they become available, in order to reduce the costs of international telecommunications and the cost of access to the global Internet.

     Currently, many computer and software products are coded to accept two-digit entries in the date code field. These date code fields will need to accept four-digit entries to distinguish 21(st) century dates from 20(th) century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to comply with Year 2000 requirements. The Company and numerous third parties with which the Company does business rely on numerous computer programs in their day-to-day operations. The Company is evaluating the Year 2000 issue as it relates to the Company's internal computer systems and third-party computer systems with which the Company interacts. With regard to the internal computer systems, the Company has concluded that the internal networking equipment related to its German operation is Year 2000 compliant. It is continuing to evaluate the internal systems of Vianet, Open:Net and Eclipse. It has also instituted procedures to assure that systems installed in 1998 and 1999 will be Year 2000 compliant. With regard to third parties, the Company has instituted procedures to assure that newly acquired systems will be Year 2000 compliant. In addition, the Company is in the process of contacting suppliers, vendors and customers to determine whether existing systems, upon which the Company relies for products and services, are Year 2000 compliant. This process has not been completed. To date, the Company has received assurances from the respective suppliers that the following are all Year 2000 compliant: Cisco routers, used in connection with leased telephone line communications; Sun Workstations, the Company's main Internet servers; network facilities supplied by Info AG; and, electric power supplied by Stadtwerke Munich to the Company's main offices and several of its nodes. The Company is in the process of determining whether its other major suppliers are Year 2000 compliant. These include lessors of leased telephone lines, suppliers of telephone service and electric power and suppliers of routers for dial-up service. To date, the Company's costs in connection with its Year 2000 evaluation have been limited to internal staff costs, which have been expensed as incurred. The Company does not presently anticipate utilizing outside consultants and cannot predict whether the continuing evaluation of the Year 2000 compliance matter will require an upgrade or replacement of systems or equipment. Should such an upgrade or replacement be required, it could represent a significant cost to the Company.

                        HISTORICAL RESULTS OF OPERATIONS

                                                              YEARS ENDED            SIX MONTHS ENDED
                                                             DECEMBER 31,                JUNE 30,
                                                        -----------------------   -----------------------
                                                           1996         1997         1997         1998
                                                        ----------   ----------   ----------   ----------
                                                        (IN 000'S)   (IN 000'S)   (IN 000'S)   (IN 000'S)
STATEMENT OF OPERATIONS DATA:
     Revenue..........................................
          Internet Projects...........................      217         1,598         446         1,863
          Network Services............................       91           716         150         1,489
                                                          -----       -------       -----       -------
               Total revenue..........................      308         2,314         596         3,352
     Cost of revenues.................................      363         2,494         646         3,376
                                                          -----       -------       -----       -------
     Operating loss...................................      (55)         (180)        (50)          (24)
          General and administrative expenses.........      269           497         228           669
          Marketing expenses..........................      172         1,221         514         1,714
          Research and development....................      187           367       --            1,051
          Amortization................................    --               19       --               45
                                                          -----       -------       -----       -------
               Total..................................      628         2,104         742         3,479
     Interest expense.................................        2            39          14           110
                                                          -----       -------       -----       -------
     Loss before taxes................................     (686)       (2,323)       (806)       (3,613)
     Income tax benefit...............................      402         1,339         466         2,007
                                                          -----       -------       -----       -------
     Net loss.........................................     (284)         (984)       (340)        1,606
                                                          =====       =======       =====       =======
     Basic and diluted loss per share.................    $(.12)      $  (.12)      $(.02)      $  (.07)
                                                          =====       =======       =====       =======

SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     Total revenues increased 463% from $595,571 in 1997 to $3,352,487 in 1998. Absent the impact of the revenues associated with consolidating Artwise and Eclipse in 1998, revenues would have increased approximately $1,257,000 or 211% in 1998 compared to 1997. Internet Project revenue totaled $1,863,075 in 1998 or 55% of total revenues, compared to $445,330 in 1997 or 75% of total revenues. This change in mix of revenues is principally due to the continuing addition of new network customers. Network Services revenue increased from $150,241 in 1997 to $1,489,412 in 1998, principally as a result of these new customers and partially as a result of the Eclipse acquisition. At June 30, 1998, the Company had approximately 5,800 customers.

     Cost of revenues increased 423% from $645,943 in 1996 to $3,376,112 in 1997. As a percentage of revenues, cost of revenues decreased from 108% to 101% as a result of a higher level of Network Services revenue.

     General and administrative increased 194% from $227,759 in 1997 to $668,542 in 1998, principally as a result of adding additional personnel in 1998, as well as the impact of consolidating Artwise and Eclipse in the 1998 period.

     Marketing expenses increased 234% from $513,793 in 1997 to $1,713,782 in 1998, principally as a result of substantial investments by the Company in marketing activities, including trade fairs, product literature and related expenditures. The increase was also influenced by the impact of consolidating Artwise and Eclipse in the 1998 period.

     Research and development expenditures began in the second half of 1997, as the Company started significant operations. The 1998 research and development expenditures result from the increase in personnel and related costs to develop Internet Projects for sale to customers.

     Amortization in 1998 represents the amortization of the goodwill associated with the Artwise and Eclipse acquisitions made in the second half of 1997.

     Interest expense increased 669% from $14,359 in 1997 to $110,393 as a result of a significant increase in overdrafts and short-term borrowings in 1998 to fund the Company's working capital needs during its early growth stages.

     Income tax benefit in both 1997 and 1998 represents the capitalization of the losses generated by the Company.

     Net loss increased from $340,156 in 1997 to $1,605,685 as a result of the factors discussed above.

FISCAL YEARS ENDED DECEMBER 31, 1997 AND 1996

     Total revenues increased 652% from $307,673 in 1996 to $2,314,021 in 1997. Internet Project revenues increased 635% from $217,296 to $1,597,869 and Network Services revenues increased 692% from $90,377 to $716,152. These increases are primarily related to the fact that 1997 was a full operational year, as opposed to 1996 when the Company was in the initial stages of marketing and selling its services and projects. The Company had approximately 4,300 customers at December 31, 1997, compared to 1,460 customers at December 31, 1996. Revenues were also partially influenced by the acquisition of Artwise effective September 1, 1997.

     Cost of revenues increased 587% from $363,120 in 1996 to $2,493,738 in 1997. As a percentage of revenues, cost of revenues decreased from 118% to 108%. Cost of revenues did not increase as much as revenues, due to the fact that installation costs for customers represent a proportionately higher cost at the beginning of the related service contract. After installation, the cost of Network Services principally represents network lease and maintenance costs.

     General and administrative costs increased 85% from $268,762 in 1996 to $496,950 in 1997. The increase is principally attributable to costs of adding additional personnel in 1997, increased costs for more office space and increased costs related to consulting, legal and financial advice related to the growth of the Company.

     Marketing expenses increased 609% from $172,209 in 1996 to $1,221,508 in 1997. This increase is the result of the Company's efforts to build its sales organization with additional personnel, as well as costs associated with advertising, firm brochures and participation in trade fairs in 1997.

     Research and development expenses increased 96% from $187,130 in 1996 to $366,829 in 1997. This increase represents efforts by the Company to develop and improve the range and qualities of products offered for sale, as well as the addition of personnel.

     Amortization of goodwill in 1997 represents the amortization of the goodwill associated with the Artwise acquisition in September, 1997.

     Interest expense increased from $2,079 in 1996 to $39,550 in 1997, principally due to the higher level of overdrafts and short-term borrowings in 1997 compared to 1996 in order to fund the Company's working capital requirements.

     Income tax benefit in both 1996 and 1997 represents the capitalization of the losses generated by the Company.

     Net loss increased from $283,778 to $983,840 as a result of the factors discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Since its inception, the Company has financed its operations through the private placement of securities, short-term borrowing, and cash from operations. The Company has made the following placements of its securities:

     Effective September 16, 1997, the Company issued 5,160,000 shares of common stock, 1,200,000 shares of Series A Preferred Stock, and 5,160,000 shares of Series B Preferred Stock in exchange for all of the issued and outstanding shares of the common stock of Cybernet AG.

     Effective September 1, 1997, the Company issued 72,620 shares of its common stock in payment of $689,196 of the purchase price of Artwise.

     In September, 1997, the Company completed the sale of 1,400,000 shares of its Series C Preferred Stock for gross proceeds of approximately $9,800,000.

     In December, 1997, the Company also agreed to issue 27,000 shares of common stock to Eiderdown Trading, Ltd. in connection with the purchase of Eclipse.

     In July, 1998, the Company completed the sale of 700,000 shares of its common stock for gross proceeds of approximately $12,600,000.

     In June, 1998, the Company agreed to issue 300,000 shares of common stock to the selling shareholders of Vianet to fund a portion of acquisition price for all of the stock of Vianet.

     In August, 1998, the Company agreed to issue 58,825 shares of common stock to the selling shareholders of Open:Net to fund a portion of the acquisition price for all of the stock of Open:Net.

     The Company anticipates that the net proceeds of the Offering will be approximately $66 million. The Company anticipates utilizing approximately $28 million for acquisitions, including the cash payments of $4.3 million for the Vianet acquisition, and $585,750 for the Open:Net acquisition; $15.6 million for the purchase of telecommunications and networking equipment, including the equipment required in order to become licensed as a telecommunications carrier in Germany; and $3.8 million for software acquisition and development. The remainder of $18.6 million would be available as working capital, including payment of fees required for licensing as a carrier.

     The Company's primary sources of short-term liquidity will be the proceeds of the Offering and cash from operations. The Company anticipates that these sources will be sufficient to fund the anticipated growth of the Company, to allow the Company to continue its acquisition program, and to reach profitability. During the year ended December 31, 1997, the Company used cash for operations of $1.5 million. Investing activities used cash of $4.7 million, primarily for the purchase of infrastructure, product development and acquisitions of businesses. Financing activities provided $8.6 million, primarily from the private placement of equity securities and short-term borrowing. As of December 31, 1997, the Company had working capital of approximately $891,000.

     During the six months ended June 30, 1998, the Company used cash in operations of $3,518,286. Investing activities used cash of $2,160,959, primarily for the purchase of infrastructure and product development. Financing activities provided $3,567,131, primarily from borrowings. As of June 30, 1998, the Company had a working capital deficiency of $3,851,241.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1997, is based on the historical consolidated financial statements of the Company, adjusted as if the following events occurred on January 1, 1997: (i) the 1997 Acquisitions, (ii) the 1998 Acquisitions, and (iii) the sale of the Common Stock offered hereby by the Company at an assumed public offering price of $20 per share and the application of the net proceeds therefrom. The Pro Forma Consolidated Statement of Operations for the six months ended June 30, 1998, is based on the historical consolidated financial statements of the Company, adjusted as if the following events occurred on January 1, 1998: (i) the 1998 Acquisitions, and (ii) the sale of Common Stock offered hereby by the Company at an assumed public offering price of $20 per share, and the application of the net proceeds therefrom. The unaudited Pro Forma Consolidated Balance Sheet, as of June 30, 1998, is based on the historical consolidated financial statements of the Company, adjusted as if the following events occurred on June 30, 1998: (i) the 1998 Acquisitions, (ii) the sale of 700,000 shares of Common Stock completed in July 1998; and (iii) the sale of 3,500,000 shares of Common Stock offered hereby by the Company at an assumed public offering price of $20 per share, and the application of the net proceeds therefrom.

     The unaudited Pro Forma Consolidated Statements of Operations combine the historical results of the Company with the historical results of the 1997 Acquisitions or the 1998 Acquisitions, as the case may be, prior to the dates the Company made such acquisitions, using the purchase method of accounting. These Pro Forma Consolidated Financial Statements are not necessarily indicative of the operating results that would have been achieved had such transactions occurred at the beginning of each period presented. These statements are based on the assumptions set forth in the notes to such statements and should be read in conjunction with the related financial statements and notes thereto of the Company and Vianet included elsewhere in this Prospectus.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                                                    PRO
                                                    HISTORICAL       1997           1998          FORMA AS
                                                     COMPANY     ACQUISITIONS   ACQUISITIONS      ADJUSTED
                                                    ----------   ------------   ------------      --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue
     Internet Projects............................   $ 1,598        $1,766 (a)    $   662 (a)     $ 4,026
     Network Services.............................       716           156 (a)      2,569 (a)       3,441
                                                     -------        ------        -------         -------
          Total revenues..........................     2,314         1,922          3,231           7,467
Cost of revenues
     Internet Projects............................     1,564         1,277 (b)        263 (b)       3,104
     Network Services.............................       930           146 (b)      1,286 (b)       2,362
                                                     -------        ------        -------         -------
          Total cost of revenues..................     2,494         1,423          1,549           5,466
                                                     -------        ------        -------         -------
Operating profit (loss)...........................      (180)          499          1,682           2,001
General and administrative expenses...............       497           275 (b)        829 (b)       1,601
Marketing expenses................................     1,221           199 (b)        625 (b)       2,045
Research and development..........................       367            70 (b)        194 (b)         631
Amortization......................................        19            71 (c)      1,277 (c)       1,367
                                                     -------        ------        -------         -------
                                                       2,104           615          2,925           5,644
Interest income...................................     --           --                  2 (b)           2
Interest expense..................................        39             3 (b)         18 (b)          60
                                                     -------        ------        -------         -------
Loss before taxes.................................    (2,323)         (119)        (1,259)         (3,701)
Income tax (expense) benefit......................     1,339        --                (20)(b)       1,319
Minority interest.................................     --               11 (b)     --                  11
                                                     -------        ------        -------         -------
Net loss..........................................   $  (984)    $    (108)   $    (1,279)      $  (2,371)
                                                     =======        ======        =======         =======
Basic and diluted loss per share..................   $  (.12)                                     $  (.13)
                                                     =======                                      =======

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                         SIX MONTHS ENDED JUNE 30, 1998
                                  (UNAUDITED)

                                                                                               PRO
                                                              HISTORICAL       1998          FORMA AS
                                                               COMPANY     ACQUISITIONS      ADJUSTED
                                                              ----------   ------------      --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)

Revenue
     Internet Projects......................................   $ 1,863        $  346(a)      $ 2,209
     Network Services.......................................     1,489         1,637(a)        3,126
                                                               -------        ------         -------
          Total revenues....................................     3,352         1,983           5,335
Cost of revenues
     Internet Projects......................................     1,660           190(b)        1,850
     Network Services.......................................     1,716           832(b)        2,548
                                                               -------        ------         -------
          Total cost of revenues............................     3,376         1,022           4,398
                                                               -------        ------         -------
Operating profit (loss).....................................       (24)          961             937
General and administrative expenses.........................       669           219(b)          888
Marketing expenses..........................................     1,714           652(b)        2,366
Research and development....................................     1,051           134(b)        1,185
Amortization................................................        45           639(c)          684
                                                               -------        ------         -------
                                                                 3,479         1,644           5,123
Interest income.............................................     --                1(b)            1
Interest expense............................................       110             8(b)          118
                                                               -------        ------         -------
Loss before taxes...........................................    (3,613)         (690)         (4,303)
Income tax (expense) benefit................................     2,007           (42)(b)       1,965
                                                               -------        ------         -------
Net loss....................................................   $(1,606)    $    (732)        $(2,338)
                                                               =======        ======         =======
Basic and diluted loss per share............................   $  (.07)                      $  (.13)
                                                               =======                       =======

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1998
                                  (UNAUDITED)

                                                                                                 PRO FORMA
                                                 HISTORICAL       1998                              AS
                                                  COMPANY     ACQUISITIONS      OFFERING         ADJUSTED
                                                 ----------   ------------      --------         ---------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)

ASSETS:
CURRENT ASSETS:
     Cash and cash equivalents.................   $   148       $   102(d)      $72,554(f)(g)    $ 72,804
     Short-term investments....................       104            --                               104
     Inventories...............................        --             5(d)                              5
     Trade accounts receivable.................     1,921           836(d)                          2,757
     Other receivables.........................       820            50(d)                            870
     Prepaid expenses and other current
       assets..................................     1,416            37(d)                          1,453
                                                  -------       -------         -------          --------
          Total current assets.................     4,409         1,030          72,554            77,993
     Property and equipment, net...............     5,162           524(d)                          5,686
     Product development costs, net............     3,595            --                             3,595
     Goodwill, net.............................     1,275        10,706(d)                         11,981
     Other intangible assets...................        --         2,826(d)                          2,826
     Deferred income taxes.....................     5,977            --                             5,977
     Other assets..............................        31            24(d)                             55
                                                  -------       -------         -------          --------
TOTAL ASSETS...................................   $20,449       $15,110         $72,554          $108,113
                                                  =======       =======         =======          ========
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
     Overdrafts and short term borrowings......   $ 3,983       $   141(d)                       $  4,124
     Trade accounts payable....................     1,715           664(d)                          2,379
     Other accrued liabilities.................     1,030           333(d)                          1,363
     Deferred purchase obligations.............       358         4,946(e)       (4,946)(f)           358
     Deferred income...........................        --           249(d)                            249
     Accrued personnel costs...................       661            77(d)                            738
     Current portion capital lease
       obligations.............................       514            --                               514
                                                  -------       -------         -------          --------
          Total current liabilities............     8,261         6,410          (4,946)            9,725
     Long-term debt............................        40            88(d)                            128
     Capital lease obligations.................     1,093            --                             1,093
     Deferred income taxes.....................     2,335            --                             2,335
     Minority interest.........................        89            --                                89
STOCKHOLDERS' EQUITY:
     Common stock..............................        15            --               4(f)(g)          19
     Preferred stock...........................         8            --                                 8
     Additional paid-in capital................    11,674         8,612(e)       77,496(f)(g)      97,782
     Accumulated deficit.......................    (2,877)           --                            (2,877)
     Cumulative translation adjustment.........      (189)           --                              (189)
                                                  -------       -------         -------          --------
TOTAL STOCKHOLDERS' EQUITY.....................     8,631         8,612          77,500            94,743
                                                  -------       -------         -------          --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....   $20,449       $15,110         $72,554          $108,113
                                                  =======       =======         =======          ========

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     (a) Includes the revenues of the companies acquired in the 1997 Acquisitions for the periods in 1997 prior to their respective acquisition dates and the revenues of the 1998 Acquisitions for the full year 1997 and the six months ended June 30, 1998.

     (b) Includes the cost of revenues and other expenses of the companies acquired in the 1997 Acquisitions for the periods in 1997 prior to their respective acquisition dates and the cost of revenues and other expenses of the companies acquired in the 1998 Acquisitions for the full year 1997 and the six months ended June 30, 1998.

     (c) Includes amortization of goodwill and other intangible assets resulting from the 1997 Acquisitions for the periods in 1997 prior to the respective acquisition dates and for the 1998 Acquisitions for the full year 1997 and the six months ended June 30, 1998. Amortization on a straight-line basis is reflected over the following periods:

     Goodwill                                                 15 years
     Other intangible assets:
          Customer base                                        5 years
          Management contracts                                 3 years

     (d) Includes the net assets acquired in the 1998 Acquisitions. The following represents the preliminary allocation of the excess of the purchase price over the historical net book value of the acquired net assets:

                                                              (IN THOUSANDS)
     Purchase price.........................................     $13,558
     Acquired net assets at book value (June 30, 1998)......          26
                                                                 -------
     Excess of purchase price over acquired net assets......     $13,532
                                                                 =======
     Allocated to:
     Goodwill...............................................     $10,706
     Customer base..........................................       2,314
     Management.............................................         512
                                                                 -------
                                                                 $13,532
                                                                 =======

     (e) Reflects the purchase price of the 1998 Acquisitions consisting of:

     Deferred purchase price................................  $ 4,946
     Common stock...........................................       --
     Additional paid-in capital.............................    8,612
                                                              -------
                                                              $13,558
                                                              =======

         A total of 358,825 shares of Common Stock are to be issued. These shares have been valued at $24 per share, the approximate average of the high and low prices of the Company's Common Stock during the second quarter of 1998.

     (f) To reflect the offering of 3,500,000 shares at $20 per share and the receipt of the net proceeds of $66 million and the further application of the proceeds to the payment of the deferred purchase price of the 1998 Acquisitions.

     (g) To reflect the completion in July 1998 of the sale of 700,000 shares of Common Stock for net proceeds of approximately $11,500,000.

                                    BUSINESS

OVERVIEW

     The Company is a leading provider of international Internet backbone and access services and network business solutions to companies in Germany, Austria and Northern Italy. In addition to backbone and access, it offers a full range of solutions and services which business customers are likely to require to establish and maintain their Internet related systems. Among the specific services and solutions offered by the Company are virtual private networks, web-hosting, co-location services, security solutions, electronic commerce solutions and services, and Intranet workflow solutions. The Company offers consulting, complete design and installation, training, technical support, operation and monitoring of systems. In addition, the Company sells on a turnkey basis customer premise equipment required to connect to the Internet, such as routers, servers and other hardware.

     The Company maintains geographically distributed, state-of-the-art Internet nodes connected to a redundant high performance backbone infrastructure. Utilizing a combination of leased and Company owned lines and equipment, it helps businesses reduce telecommunications costs by offering access to the world wide Internet through dedicated leased lines at more than 100 nodes. For smaller enterprises, it offers a system of more than 90 dial-up nodes with ISDN or analog modem ports. These nodes permit local dial-up access to a majority of the population of Germany and Austria. As of August 15, 1998, the Company had approximately 6,000 customers, an increase from approximately 4,300 customers at December 31, 1997, 3,000 customers at June 30, 1997, and 1,460 customers at December 31, 1996.

     To a significant extent, the Company has grown through acquisitions and the Company continues to seek additional acquisitions which will permit expansion of the type and quality of the services offered, of the geographical areas in which those services are offered, and increased penetration of the Company's current markets. Significant acquisitions to date include the acquisitions of Artwise, Eclipse, and Open:Net.

     The Company's business goals are:

          (1) To take advantage of the convergence of Internet Protocol ("IP") technology and telecommunications services, so as to offer businesses a portfolio of advanced telecommunications services;

          (2) To develop and manage a network of its own which links Europe's principal business centers by exploiting the Company's high level of networking expertise;

          (3) To become Europe's supplier of choice for business customers in conceiving, developing, and operating network based solutions, such as electronic commerce and corporate intranet or workflow solutions;

          (4) To become Europe's leading supplier of sophisticated hosting and electronic commerce services.

     To achieve these goals, the Company has adopted and intends to maintain a flexible organizational structure which enables efficient marketing of its products and services; cultivation of long-term relationships with key customers; and rapid exploitation of opportunities for acquisitions or other expansion of operations into additional European business centers. The Company intends to maintain a growth rate greater than that of its market and to realize additional economies of scale.

THE INTERNET

     The Internet is a world wide connection of tens of thousands of networks belonging to many owners which communicate using IP. Established in 1969, it was originally designed to electronically link military, government and research sites. Beginning in the early 1990s, other uses of the Internet expanded rapidly, with commercial uses as a significant part of the expansion. Among the entities commercially involved in the Internet are ISPs, backbone providers, and telecommunications carriers. ISPs provide access to the Internet to individuals and business customers, combine computer processing, information storage, protocol conversion and routing with transmission to enable users to access Internet content and services. Backbone providers supply high speed networks that interconnect smaller independent networks, route traffic between ISPs, and interconnect with other backbone providers. Like the Company, many ISPs are also backbone providers. Telecommunications carriers provide the infrastructure used to enable the traffic of Internet communication. Telecommunications carriers and resellers sell or lease capacity on their facilities to ISPs, backbone providers, or other service providers. In Europe, there is currently a trend towards Internet companies offering telecommunications services and telecommunications carriers and resellers companies offering Internet services.

     As use of the Internet grows, businesses are increasing the number and types of products and services offered over the Internet. Internet based businesses now offer products and services in areas such as finance, banking, entertainment, education and advertising. Other businesses have begun to use the Internet for an expanding variety of applications, including advertising and public relations, sales, purchasing, distribution, customer service, employee training and communications. Internet operations are mission-critical for virtually all Internet based businesses and are becoming increasingly mission-critical for more traditional enterprises. Loss of the availability of mission-critical Internet sites can result in losses of revenue and impairment of customer goodwill. The proliferation of Internet services offered and the growth in mission-critical Internet applications increase the complexity of commercial Internet sites. In order to ensure the quality, reliability, availability and redundancy of these Internet operations, businesses must either make substantial investments in developing Internet expertise and infrastructure or enter into outsourcing arrangements with providers such as the Company who offer consulting, complete design and installation, training, web-hosting, co-location services, security solutions, virtual private networks, electronic commerce solutions and services, Intranet workflow solutions, technical support and monitoring of systems. Enterprises relying on outsourcing demand expert customer service, rapid adaptation of solutions and services to technological developments, and redundant network facilities.

THE INTERNET IN GERMANY AND EUROPE

     The Internet relies upon leased telecommunications infrastructure provided by telecommunications carriers in each country in which it is operated. Due to the regulated nature of the telecommunications industry in Europe, including Germany, Austria and Italy, fees for the usage of this infrastructure have traditionally been very high. Those rates have been much higher than the rates charged in countries with competing suppliers of telecommunications. Therefore, the telecommunications infrastructure costs are a major component of the overall cost of Internet services. The Company believes that these high costs have slowed the growth of the Internet in each of these countries. These costs have begun to come down as Germany, Austria, Italy and other European countries, have each moved towards permitting competing suppliers of telecommunications. That process is farthest along in Germany. Effective January 1, 1998, the Regulierungsbehoerde fuer Telekommunikation und Post ("Reg TP"), the German governmental agency charged with deregulating the telecommunications industry, mandated that licensed carriers, other than Deutsche Telekom AG ("DT"), be allowed to offer telecommunications services in competition with DT. The Reg TP further set interconnection fees which DT is permitted to charge new carriers for the interconnection with the DT network that all competing German carriers require in order to exchange traffic and reach end users. As a result, a new generation of competing carriers has entered the market and access charges and the total cost of Internet usage have come down.

     The Company believes that, because of these cost reductions, European businesses will rapidly increase their usage of the Internet. Datamonitor (1998 Datamonitor, Corporate Internet Services in Europe, Electronic Commerce Integration Services) estimates that, in 1998, Internet services to business customers in Europe will generate a total of $4.8 billion of which $1.89 billion will be generated by Internet connectivity services. Datamonitor further forecasts that, in the year 2000, total revenues will grow to $16.2 billion of which $4.3 billion will be for connectivity services including $2.6 billion for access and set up services, $546 million for hosting and $1.12 billion for value added services, such as consulting, security, systems integration, voice services and virtual private networks. Electronic commerce set up and facilitating services will grow to $12 billion.

     The Company's goal is to become a full service ISP and provider of telecommunications services to business customers in Europe. To achieve that goal, the Company intends to expand the geographical area in which its customer base is located through acquisitions, increase penetration of the Company's current markets, and expand the range of products and services offered through internal development and acquisitions.

     In Germany, ISPs are also beginning to reduce telecommunications costs by acquiring the necessary infrastructure and becoming licensed as telecommunications carriers. Once licensed as carriers, they lease lines from DT or others at the lower rates available to carriers. The same infrastructure enables the ISPs who become carriers to use IP technology to offer telecommunications services such as voice and fax at competitive rates without significant additional capital investment. Thus, the Company believes that, to an increasing extent, telecommunications services will be offered by the same providers as Internet services, and the Internet will provide the future platform for an increasing portion of business telecommunications services. The Company intends to utilize a portion of the proceeds of the Offering to acquire the necessary infrastructure and to pay the other costs necessary in order to become a carrier and reduce its telecommunications costs. Thereafter, as reasonably priced equipment which improves the quality of voice transmissions utilizing IP technology becomes available, the Company intends to offer voice, fax and other telecommunications services to business customers.

     Because the market for additional services is just beginning to develop, it is difficult to predict which products and services will become available or to identify the ones which the Company will offer. Additionally, the availability of some or all such additional services will depend upon agreements for standardization and specification which have not been developed. However, the Company does believe that a variety of new products will become available and intends to fully exploit this opportunity by offering the maximum number of such services reasonable under the circumstances.

SERVICES AND PRODUCTS

     The Company's two main sources of revenue are Network Services and Internet Projects. Network Services consist of access to and usage of the Company's network. These include an initial one-time setup fee and recurring monthly charges. Internet Projects are the solutions and services which the Company provides in addition to access. Typically, the Company charges a flat fee for Internet Projects, which fee is payable in three installments: upon contracting; upon completion; and, upon customer acceptance. The following table sets forth certain historical revenue data relating to the Company.

                                                   YEAR ENDED          YEAR ENDED       SIX MONTHS ENDED
                                                DECEMBER 31, 1996   DECEMBER 31, 1997    JUNE 30, 1998
                                                -----------------   -----------------   ----------------
Network Services..............................      $ 90,377           $  716,152          $1,489,412
Internet Projects.............................      $217,296           $1,597,869          $1,863,075

     The Company strives to differentiate itself from competitors by offering a full range of solutions and services which business customers are likely to require in connection with their use of the Internet. The Company believes that, to the extent it can be a customer's sole provider of such solutions and services, quality and performance are enhanced because complexities are reduced, fewer interfaces are required and integration of the customer's system is optimized. The Company dedicates a significant part of its technical staff to the evaluation of technological product development and incorporation of advances into the business. In addition, the Company develops software for use by customers and for its own use in delivering solutions and services. In particular, dedicated teams develop software for use in connection with the Company's electronic commerce and Intranet and workflow solutions. Approximately 22 of the Company's 125 employees are principally devoted to research and development of the types described above. In addition, the Company frequently utilizes its other technical personnel for similar research and development projects. The Company incurred $187,130, $366,824, and $1,051,264 in research and development expenses during the years ended December 31, 1996 and 1997, and 6 months ended June 30, 1998, respectively.

     The principal solutions and services currently offered by the Company are:

          - Connectivity. The Company currently offers a variety of connectivity solutions, which include Internet access and third-party software and hardware implementation and configuration services, which are offered in bundled and unbundled packages. Internet access currently includes ISDN and analog technologies. The Company also offers a selection of software products, including electronic mail, news and other solutions that permit customers to navigate and utilize the Internet.

          - Web-Hosting and Co-Location. Web-hosting and Co-Location give business customers a presence on the Internet for purposes such as marketing, customer service, and dissemination of internal company information. These services include web-hosting, web site maintenance, operations and maintenance, back-up, software up-date and ongoing consulting services.

          - Security Solutions. Corporate networks and systems need to be protected against unauthorized access and use. The Company currently offers a comprehensive set of firewall products from Trusted Information Systems (Gauntlet, Firewall), Checkpoint (Firewall-1) and SunSoft (SunScreen), with services such as security consulting, installation support, on-the-job training of customers' system administrators, hotline support (24 hours, 7 days) and security audits. To assure the security of communication and business transactions between users of networks, the Company integrates state-of-the-art software, technologies and standards such as SecureID (Security Dynamics), ATMP, VPos and VGate (VeriFone) and SET.

          - Virtual Private Networks. ("VPN"). Many companies today have private data communication networks, which are often referred to as corporate networks. These are built on expensive leased lines and are used to transfer proprietary data between office locations. VPNs utilize the Internet as a cost effective alternative to corporate networks to provide secure transmission of private IP and to provide authorized users with secure remote access to the corporate networks. VPN products are available in hardware, software, and firewall formats.

          - National and International Roaming. Roaming provides access to the Internet locally, i.e., at local phone tariffs as users travel. Outside the countries in which the Company operates, roaming is offered in cooperation with more than 350 international ISPs and telecommunications companies which have joined the Global Reach Internet Connection(TM).

          - Electronic Commerce. Electronic Commerce is the execution of commercial transactions on the Internet. This may include retail sales or business-to-business transactions. The system necessary to conduct electronic commerce is complex and involves several different components. The Company designs and implements dedicated electronic commerce systems or any component part which a customer may require. These systems are based on the Company's electronic commerce platform which integrates systems and technologies of third-party vendors, such as Microsoft, Sun, HP, Intershop, Brokat, VeriFone, SAP and others. A dedicated electronic commerce solution may require a significant investment. For customers reluctant to undertake such an up-front expenditure, the Company maintains its own electronic commerce system which it provides on a lease basis. Through working arrangements with content providers and media companies, the Company also assists customers utilizing electronic commerce for retail and wholesale sales in marketing products to targeted groups on the Internet. This enables a customer to establish a distribution channel for products or a channel for purchasing, and to determine whether to invest in a dedicated system.

          - Intranet and Workflow Solutions. Internet technologies can be utilized in a customer's internal information technology system. The Company offers a platform which, when introduced into an Intranet, enhances the capabilities, efficiencies and functionality of the system, speeds the development of new applications, reduces the cost of developing and maintaining applications, and allows the integration of existing systems and databases; thus, customers can preserve their investment in existing systems.

     The Company constantly works to enhance its products and services. In particular, it is currently engaged in efforts to improve the functionality and capabilities of its security solutions, VPN, communications services, and electronic commerce platforms.

SALES AND MARKETING

     The Company intends to conduct its operations and marketing under the "Cybernet" brand name, although subsidiaries' brand names are used for transition periods after acquisitions. The Company has undertaken public relations efforts to raise the awareness and visibility of the "Cybernet" name in its target markets.

     The Company markets its products and services directly through a force of 35 sales representatives. Sales offices are located in Munich, Neu-Ulm, Frankfurt, Stuttgart and Hamburg, Germany, in Vienna, Austria, and Rovereto, Italy. Each sales representative is required to have a strong Internet technical background and an understanding of local telecommunications tariffs, the needs of the business community and the companies in his or her respective territory. The Company also maintains industry sales teams which are responsible for marketing customized turnkey solutions to larger accounts. The Company has developed regional programs to attract and train high quality, motivated sales representatives that have the necessary technical skills, consultative sales experience and knowledge of their local markets.

     The Company is also building a network of accredited resellers of its standardized products and solutions. These include software suppliers, systems integrators and ISPs. The Company also attempts to utilize its relationships among these resellers to gain access to customers for the sale of additional products and services.

CUSTOMERS

     As of August 15, 1998, the Company had approximately 6,000 customers, an increase from approximately 4,300 as of December 31, 1997, approximately 3,000 as of June 30, 1997, and approximately 1,460 as of December 31, 1996. The Company provides sophisticated technical services and customized solutions to prominent businesses such as Germany's leading MasterCard credit card processor, several of Germany's largest financial institutions, Germany's largest nationwide network for the travel industry and the German government. However, the Company believes that mainstream medium sized businesses represent an attractive target market because of their expanding Internet needs and their willingness to adopt new technology. In addition, their limited internal technical resources create a demand for the type of high quality turnkey solutions and the customized support, maintenance and training services which the Company provides. Thus, to a significant extent, the Company focuses its efforts on large and medium sized business customers who utilize both the Company's systems integration and networking capabilities. For smaller businesses, the Company offers a range of standardized products and services.

     No single customer or group of customers accounted for more than 10% of the Company's revenues in the year ended December 31, 1997, or in the period ended June 30, 1998.

PRODUCT DEVELOPMENT

     The Company's future success will depend, in part, on its ability to offer services that incorporate leading technology, address the increasingly sophisticated and varied needs of its current and prospective customers and respond to technological advances and emerging industry standards and practices on a timely and cost effective basis. The market for the Company's services is characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent introductions of new services. There can be no assurance that future advances in technology will be beneficial to, or compatible with, the Company's business or that the Company will be able to incorporate such advances on a cost effective and timely basis into its business. Moreover, technological advances may have the effect of encouraging certain of the Company's current or future customers to rely on in-house personnel and equipment to furnish the services currently provided by the Company. In addition, keeping pace with technological advances may require substantial expenditures and lead time. The Company incurred $187,130,

$366,829, and $1,051,264 in research and development expenses during the years ended December 31, 1996 and 1997, and 6 months ended June 30, 1998, respectively.

INTELLECTUAL PROPERTY RIGHTS

     The Company has applied to the European Union for a trademark for the name "Cybernet". In addition, the Company relies on a combination of copyright, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in its products and services. The Company has no patented technology that would preclude or inhibit competitors from entering the Company's market. The Company has entered into confidentiality and invention assignment agreements with its employees, and non-disclosure agreements with its suppliers, distributors and appropriate customers in order to limit access to and disclosure of its proprietary information. There can be no assurance that these contractual arrangements or the other steps taken by the Company to protect its intellectual property will prove sufficient to prevent misappropriation of the Company's technology or to deter independent third-party development of similar technologies. The laws of the countries where the Company operates may not protect the Company's products, services or intellectual property rights to the same extent as do the laws of the United States. To date, the Company has not been notified that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects that participants in its markets will be increasingly subject to infringement claims as the number of products and competitors in the Company's industry segment grows. Any such claim, whether meritorious or not, could be time consuming, result in costly litigation, cause product installation delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements might not be available on terms acceptable to the Company or at all. As a result, any such claim could have a material adverse effect upon the Company's business, results of operations and financial condition.

GENERAL REGULATORY ENVIRONMENT

     The Company's Internet operations are not currently subject to direct regulation by governmental agencies in which the Company operates (other than regulations applicable to businesses generally). As the Internet becomes more widely used, countries in which the Company now operates or expects to operate, may adopt regulations relating to prices charged users, content, privacy, intellectual property protection, libel or other matters. If adopted, such regulations could significantly affect the results of operations of the Company and its competitors. See "Risk Factors -- Potential Liability for Information Disseminated over Networks; Regulatory Matters".

     The Company also intends to become licensed as a telecommunications carrier in Germany. See "Business -- The Internet in Germany and Europe". To qualify for that license, the Company will have to demonstrate good character, in addition to the financial resources and expertise needed to meet German regulatory requirements.

COMPETITION

     The business of providing Internet connectivity, solutions and services is highly competitive and there are no substantial barriers to entry. The Company believes that competition will intensify in the future and its ability to successfully compete depends on a number of factors including, market presence; the capacity, reliability and security of its network; the pricing structure of its services; the Company's ability to adapt its product services to new technological developments and principal market and economic trends. The Company's competitors consist of (a) ISPs, (b) telecommunications carriers and
(c) system integrators/computer manufacturers.

     The Company strives to differentiate itself from other ISPs by offering a full range of solutions and services which business customers are likely to require in connection with their use of the Internet. Most of the Company's competitors offer fewer services focused on connectivity. However, some competitor ISPs have greater resources and larger communications and network infrastructure than the Company. The Company's ISP competitors include: European Computer-Industry Research Center, Xlink, PSINet, UUNet and Nacamar.

     Telecommunications carriers tend to be large organizations for whom Internet services are not their main business. The Company's main carrier competitors are: DT; Arcor (a consortium of Deutsche Bahn, Mannesmann, AT&T, and Unisource); Viag Interkom (a joint venture of Viag and British Telecom); and O.tel.o (a joint venture of Veba and RWE). The Company competes with these organizations by focusing on the Internet and offering flexible decision making and execution, responsive customer service, recognized technical expertise, and high quality products.

     When the Company begins to utilize IP technology for telephone service, the Company will compete directly with carriers, including large carriers such as Arcor, DT and Viag Interkom. Most of these competitors are significantly larger and have substantially greater market presence, financial, technical, operational, marketing and other resources and experience than the Company. In addition, carriers have greater resources to engage in various forms of price competition, such as bundling Internet services with other telecommunications services, thereby offering lower prices for the Internet services. Increased price competition could force the Company to reduce its prices and profit margins. In addition, increased competition for new customers could result in increased sales and marketing expenses and related customers acquisition costs and could materially adversely affect the Company's profitability.

     Major systems integrators and computer manufacturers, such as IBM, SNI Andersen Consulting and Digital Equipment Corp., provide information technology solutions to their clients and have expanded their offerings to include Internet related products and solutions. Many of these companies have established customer relationships and recognized technical expertise, and some have significantly greater resources than the Company. However, most do not offer connectivity services and solutions. The Company competes by offering a more complete Internet related service and product line. In addition, some system integrators and computer manufacturers utilize the Company's connectivity services and solutions to complement their own line of products and services.

BILLING AND COLLECTION

     Network Services are billed monthly, based on a customer's use. Internet Projects are typically payable in three increments. Presently, the Company's subsidiaries in each country bill customers on a country by country basis. In Germany, the Company generates a single bill to each customer for all services provided. As the Company begins to offer telecommunications services, the Company plans to outsource its billing and collection to centralize billing and facilitate the integration of access service charges, voice and data telephony charges and project billing.

PROPERTIES

     The Company leases the real estate where its business offices and certain nodes containing servers, routers and other equipment are located. The largest leasehold property is the Company's main office in Munich with approximately 20,450 square feet (1,900 square meters). Other leasehold properties are located in Neu-Ulm, Frankfurt, Stuttgart and Hamburg, Germany, Vienna, Austria and Rovereto, Italy. The Company believes that none of these leases is critical to operations and that relocation of any of the leased premises would be feasible on acceptable terms, if necessary.

     Dedicated telephone lines are leased by the Company from telecommunications carriers and resellers. Assets relating to its operations, including servers and routers, are leased or owned. See Note 6 of Notes to Financial Statements.

EMPLOYEES

     At August 15, 1998, the Company had a total of approximately 125 employees:
48 of whom were in sales and marketing; 53 in research and development and engineering, and 24 in administration. There are no collective bargaining agreements in effect. The Company believes that relations with its employees are satisfactory.

LEGAL PROCEEDINGS

     The Company is not presently party to any material legal proceeding.

                                   MANAGEMENT

     The following table sets forth the names, ages and positions of the executive officers and directors of the Company:

                 NAME                   AGE         POSITION WITH THE COMPANY
                 ----                   ---         -------------------------
Andreas Eder..........................  38    Director
                                              Chairman, President, CEO
                                              Head of Managing Board of Cybernet AG
Rudolf Strobl.........................  39    Member of Managing Board of Cybernet
                                              AG
Alessandro Giacalone..................  47    Member of Managing Board of Cybernet
                                              AG
                                              Chairman of Board of Directors of
                                              Eclipse
Christian Moosmann....................  36    Treasurer
                                              Chief Financial Officer
Tristan Libischer.....................  29    Director
                                              Managing Director of Vianet
Alexander Wiesmueller.................  29    Managing Director of Vianet
Holger Timm...........................  40    Director
                                              Member of Supervisory Board of
                                              Cybernet AG
Dr. Hubert Besner.....................  35    Director
                                              Member of Supervisory Board of
                                              Cybernet AG
G.W. Norman Wareham...................  44    Director
                                              Secretary
Robert Fratarcangelo..................  59    Director

ANDREAS EDER

     Mr. Eder, a co-founder of Cybernet AG, has been Chairman, President, Chief Executive Officer and Head of the Managing Board of Cybernet AG since its formation and has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since it acquired Cybernet AG. Before founding Cybernet AG, Mr. Eder held management positions with Siemens-Nixdorf and The Boston Consulting Group. Mr. Eder holds a Masters degree in Business Administration from the University of Munich.

RUDOLF STROBL

     Mr. Strobl is a co-founder of Cybernet AG, and has been an Executive Officer of Cybernet AG since February, 1996, and of the Company since it acquired Cybernet AG. Before founding Cybernet AG, Mr. Strobl worked for Digital Equipment Corp. He also co-founded ARTICON, a systems integration company in Munich. Mr. Strobl holds a Masters degree in Engineering from the University of Munich.

ALESSANDRO GIACALONE

     Mr. Giacalone has been a Member of the Managing Board of Cybernet AG since October, 1997. From 1990 to 1997, Mr. Giacalone was Research Group Leader, Research Director and subsequently Managing Director of the European Computer-Industry Research Centre in Munich, where he was responsible for building the Internet operations. From 1984 to 1990, he taught computer science at the State University of New York. Mr. Giacalone holds an undergraduate degree and Masters of Science in Computer Science from the University of Pisa, and a Doctorate in Computer Science from Brown University.

CHRISTIAN MOOSMANN

     Christian Moosmann is Treasurer and Chief Financial Officer of the Company, having joined the Company in 1997. Before joining the Company, he held management positions with European Computer Research Center from 1995 to 1997 and with Siemens from 1990 to 1995. He holds a degree in accounting from Rosenheim College.

TRISTAN LIBISCHER

     Mr. Libischer is a Director of the Company and a Managing Director and co-founder of Vianet. He has been a Managing Director of Vianet since 1994. From 1992 to 1994, he held various positions with Bark Computer. From 1990 to 1992, he was a senior consultant and sales engineer with 3C Group.

ALEXANDER WIESMUELLER

     Mr. Wiesmueller is a co-founder of Vianet and has been a Managing Director of Vianet since 1994. Prior to 1994, he was technical manager for B.O.T. Bura Organization Team-Metro and held various technical positions with Grafotron-Berthold & Stempel, and with Bohmann, Druck und Verlag (New Media).

HOLGER TIMM

     Mr. Timm, a Director of the Company, is a co-founder and member of the Supervisory Board of Cybernet AG, and Chief Executive Officer of Cybermind Interactive Europe AG ("Cybermind"). Mr. Timm is Head of the Managing Board and Chief Executive Officer and a controlling shareholder of Berliner Freiverkehr (Aktien) AG, an investment bank which owns approximately 40% of the Underwriter. He is also a member of the Board of the Berlin Stock Exchange. He holds a law degree from the Free University, Berlin.

HUBERT BESNER

     Dr. Besner is a Director of the Company and a member of the Supervisory Board of Cybernet AG. Since 1994, he has been a partner in the law firm of Besner Kreifels Weber, Munich, Germany. From 1992 to 1994, he was the head of the legal department of Schneider AG, a German real estate development company. He currently is a director of Marine Shuttle Operations, Inc., a member of the supervisory board of Schuller Industrieentsorgung AG, and the head of the supervisory board of PIPECAD Integrierte Softwaresysteme AG. Dr. Besner received his First State Exam in Law from Ludwig-Maximilians-Universitat in 1986, and his doctorate magna cum laude from Ludwig-Maximilians-Universitat in 1988.

G.W. NORMAN WAREHAM

     Mr. Wareham is Secretary and a Director of the Company. He is a certified general accountant and has been engaged in the public practice of accounting for over twenty years. Mr. Wareham has been Vice President, Chief Financial Officer, and a director of ZMAX Corporation since September, 1996. He is also a director and officer of Intercap Resources Management Corp., an oil and gas exploration and development company, and President of Wareham Management Ltd., which provides management consulting and accounting service to Canadian and American public companies. From 1994 to April 1995, Mr. Wareham served as the President of Global Financial Corporation, a Turks and Caicos investment company.

ROBERT FRATARCANGELO

     Mr. Fratarcangelo has been a Director of the Company since September, 1997. He has previously held management positions with IBM. He is President and Chief Executive Officer of Criminal Investigative Technologies, Inc. in Virginia.

     No family relationship exists between any director or executive officer and any other director or executive officer.

BOARD COMPOSITION

     The Company currently has authorized 6 directors. In accordance with the terms of the Company's Certificate of Incorporation, the terms of office of the Board of Directors will be divided into three classes: Class A, whose term will expire at the annual meeting of stockholders to be held in 1999; Class B, whose term will expire at the annual meeting of stockholders to be held in 2000; and Class C, whose term will expire at the annual meeting of stockholders to be held in 2001. The Class A directors are Messrs. Besner and Fratarcangelo, the Class B directors are Messrs. Timm and Wareham, and the Class C directors are Messrs. Eder and Libischer. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Directors may be removed for cause by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Company entitled to vote generally, voting together as a single class.

     The Company's executive officers are appointed by the Board of Directors and serve until their successors are elected or appointed.

BOARD COMMITTEES

     The Board of Directors has three committees: an Executive Committee, an Audit Committee, and a Compensation Committee. The Committees were created contemporaneously with the Company's re-incorporation in Delaware. The Board's Executive Committee consists of Messrs. Andreas Eder, Hubert Besner and Holger Timm. The Board's Audit Committee consists of Messrs. Holger Timm, Robert Fratarcangelo, and G.W. Norman Wareham. The Audit Committee reviews the Company's accounting processes, financial controls and reporting systems, as well as the selection of the Company's independent auditors and the scope of the audits to be conducted.

     The Compensation Committee consists of Messrs. Holger Timm, Robert Fratarcangelo, and G.W. Norman Wareham. It reviews executive compensation and organization structure. The Compensation Committee also administers the Company's Stock Option Plan. Prior to the creation of the Compensation

Committee, all decisions concerning salaries, incentives and other forms of compensation of directors, officers and other employees of the Company were made by the whole Board of Directors.

     None of the members of the Compensation Committee of the Board of Directors is currently, or has been at any time since the formation of the Company, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

     Directors, who are not also employees of the Company ("Outside Directors"), receive $15,000 annually (the "Annual Director Fee") and are reimbursed for out-of-pocket expenses incurred in connection with their serving on the Board. Each Outside Director will elect to receive his Annual Director Fee in cash, stock options or a combination thereof. The value of the stock options will be determined pursuant to the Black-Sholes method, and the options will be fully vested at the date of grant.

EMPLOYMENT CONTRACTS

     Messrs. Andreas Eder and Rudolf Strobl have employment agreements with the Company. The three-year terms of these agreements commenced on February 16, 1998. The agreements provide for base annual compensation of $103,000. Messrs. Eder and Strobl also have non-compete agreements that prohibit them from engaging, directly or indirectly, in the business of Internet access and related services to commercial and business entities in the United States and Europe until September 16, 2002. Mr. Giacalone has a three-year employment agreement with the Company, commencing on October 1, 1997, and providing for base annual compensation of $128,600. Each employment agreement provides for a year-end bonus in an amount to be determined pursuant to an incentive bonus plan. Unless terminated by the Company at least one year prior to the end of the three-year term, or by the employee with six months notice, the term of each agreement is automatically extended for two additional years.

     Mr. Moosmann entered into an employment agreement with the Company, commencing on April 28, 1997, and providing for base annual compensation of $80,000. That agreement is terminable by either the Company or Mr. Moosmann with six months prior notice.

SUMMARY COMPENSATION TABLE

     The following table sets forth the current annual compensation of the Chief Executive Officer and the Company's five most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                  ANNUAL COMPENSATION
                                                              ---------------------------
                NAME AND PRINCIPAL POSITION                    SALARY    BONUS(1)   OTHER
                ---------------------------                   --------   --------   -----
Andreas Eder................................................  $103,000   $25,700      (2)
  Chairman, President and Chief Executive Officer
  Head of Managing Board of Cybernet AG
Alessandro Giacalone........................................  $128,600   $ 8,600      (2)
  Member of Managing Board of Cybernet AG
Rudolf Strobl...............................................  $103,000   $25,700      (2)
  Member of Managing Board of Cybernet AG
Tristan Libischer...........................................  $103,000   $25,700      (2)
  Managing Director of Vianet
Alexander Wiesmueller.......................................  $103,000   $25,700      (2)
  Managing Director of Vianet

---------------
(1) Maximum amount payable to executive upon achievement of specified business targets; lower amounts may be paid.

(2) The Company provides leased automobiles and cellular telephones to executives. The amounts attributable to personal use of these items are less than 10% of each Executive's total compensation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation limits the liability of directors and executive officers to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for (i) breach of their duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(iv) any transaction from which the director derived an improper personal benefit. Such limitation of liability does not apply to liability arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. The Company has also secured insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit such indemnification.

     At present, there is no pending litigation or proceeding involving a director or officer of the Company in which indemnification is required or permitted, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

STOCK OPTION PLAN

     The Company has adopted a Stock Option Plan (the "Stock Option Plan") to further the growth and development of the Company by encouraging and enabling employees of the Company to obtain a proprietary interest in the Company through the ownership of stock and to attract persons of outstanding quality to the Company's service. Options granted under the Stock Option Plan may be either incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. The Company has reserved 2,000,000 shares of Common Stock for issuance under the Stock Option Plan. The Company will grant options to purchase a total of 285,000 shares in varying amounts under the Stock Option Plan to 95 employees, none of whom are members of management.

     The Stock Option Plan is administered by the Compensation Committee of the Board, which has the power to determine the terms of any options granted, including the exercise price, the number of shares subject to the option, and the exercisability thereof. Options granted under the Stock Option Plan generally are not transferable, and each option is exercisable during the lifetime of the optionee only by such optionee.

     Non-qualified Options. The non-qualified option grants are evidenced by a written agreement which will contain the following general conditions:

          Initial Grant. An initial grant to each eligible employee is made, which vests ratably based on continuing employment over a designated number of years.

          Annual Grant. In addition to the initial grant, the Compensation Committee will annually grant to management employees additional stock options, based upon performance. This grant will be an option to purchase a number of shares with a value per share at the date of grant equal to a percentage of the employee's bonus. The annual option grants will contain a vesting schedule, which requires the employee to work a designated number of years before vesting.

          Exercise During Employment. Stock options can be exercised any time before expiration after they are vested, as long as the employee remains employed.

          Exercise After Termination of Employment. Upon termination of employment, all unvested options will terminate and any vested options that have not yet been exercised will be exercisable for 90 days after termination unless the employee is terminated for cause or violates a non-solicitation, non-compete, or confidentiality requirement.

          Expiration. Any stock options, which have not previously been exercised or forfeited, will terminate ten years after the date of grant.

          Option Cash-Out. The Company retains the right, in the event of a merger or sale of over 50% of the Company's assets or similar event, to cancel any outstanding options in exchange for paying the optionee the excess over the exercise price of the fair market value of the shares purchasable with the vested portion of the option.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, certain information as of September 10, 1998, regarding beneficial ownership of Common Stock and Preferred Stock by (i) each stockholder known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all of the Company's current executive officers and directors as a group.

                                            SHARES BENEFICIALLY
              NAME                        OWNED PRIOR TO OFFERING
              ----                ----------------------------------------
                                  NUMBER OF     NUMBER OF      NUMBER OF     PERCENTAGE   PERCENTAGE    PERCENTAGE
                                    COMMON       SERIES A       SERIES B     OF COMMON    OF SERIES A   OF SERIES B
EXECUTIVE OFFICERS AND DIRECTORS   STOCK(6)    PREFERRED(6)   PREFERRED(6)     STOCK       PREFERRED     PREFERRED
--------------------------------  ----------   ------------   ------------   ----------   -----------   -----------
Holger Timm....................    1,044,900(2)    721,500(2)   5,160,000(5)     6.2%        60.1%          100%
Trabener Strasse 12
14193, Berlin, Germany

Andreas Eder...................    1,528,645(1)    177,749(1)                      9%        14.8%
Stefan-George-Ring 19
81929 Munich, Germany

Alessandro Giacalone...........      309,600(3)     36,000(3)                    1.8%           3%
Stefan-George-Ring 19
81929 Munich, Germany

Rudolf Strobl..................      460,724        53,572                       2.7%         4.5%
Stefan-George-Ring 19
81929 Munich, Germany

Christian Moosmann.............      154,800(3)     18,000(3)                      *          1.5%
Stefan-George-Ring 19
81929 Munich, Germany

Hubert Besner..................        7,261(4)                                    *
Widenmayerstr. 41
80538 Munich, Germany

Tristan Libischer..............      150,000                                       *
Mariannengasse 14
1090 Vienna, Austria

Alexander Wiesmueller..........      150,000                                       *
Mariannengasse 14
1090 Vienna, Austria

All executive officers and
  directors as a group (8
  persons).....................    3,805,930    1,006,821       5,160,000       22.5%        83.9%          100%

* less than 1%.................

Principal Stockholders other
  than directors and officers...

Franz Eder.....................      621,350       72,250                        3.7%           6%
Pariser Strasse 12
10719 Berlin, Germany

Thomas Schulz..................      614,282       71,428                        3.6%           6%
Pfaffing 15
83339 Chieming, Germany

                                    SHARES BENEFICIALLY
              NAME                 OWNED AFTER OFFERING
              ----                -----------------------
                                  NUMBER OF    PERCENTAGE
                                    COMMON     OF COMMON
EXECUTIVE OFFICERS AND DIRECTORS    STOCK        STOCK
--------------------------------  ----------   ----------
Holger Timm....................    1,044,900(2)     5.0%
Trabener Strasse 12
14193, Berlin, Germany

Andreas Eder...................    1,528,645(1)     7.4%
Stefan-George-Ring 19
81929 Munich, Germany

Alessandro Giacalone...........      309,600(3)     1.5%
Stefan-George-Ring 19
81929 Munich, Germany

Rudolf Strobl..................      460,724        2.2%
Stefan-George-Ring 19
81929 Munich, Germany

Christian Moosmann.............      154,800(3)       *
Stefan-George-Ring 19
81929 Munich, Germany

Hubert Besner..................        7,261(4)       *
Widenmayerstr. 41
80538 Munich, Germany

Tristan Libischer..............      150,000          *
Mariannengasse 14
1090 Vienna, Austria

Alexander Wiesmueller..........      150,000          *
Mariannengasse 14
1090 Vienna, Austria

All executive officers and
  directors as a group (8
  persons).....................    3,805,930       18.3%

* less than 1%.................

Principal Stockholders other
  than directors and officers...

Franz Eder.....................      621,350          3%
Pariser Strasse 12
10719 Berlin, Germany

Thomas Schulz..................      614,282        3.0%
Pfaffing 15
83339 Chieming, Germany

---------------
(1) Includes (i) 323,620 shares of Common Stock and 37,630 shares of Series A Preferred Stock held by Mr. Eder's spouse, Verena Czerny, for which shares Ms. Czerny has the sole investment and voting power, and Mr. Eder disclaims any beneficial ownership, and (ii)(A) 165,500 shares of Common Stock and 14,400 shares of Series A Preferred Stock subject to an agreement between Andreas Eder and Dave Morton, an employee of the Company, by which Mr. Morton has the option to acquire, (a) 25% of the total number of shares starting on January 1, 1999 and ending June 30, 1999, (b) 25% of the total number of shares starting on January 1, 2000 and ending June 30, 2000, and
    (c) 50% of the total number of shares starting on January 1, 2001, and ending June 30, 2001 and (B) 96,600 shares of Common Stock and 8,400 shares of Series A Preferred Stock subject to an agreement between Andreas Eder and Todd Ferguson, an employee of the Company or its subsidiary, by which Mr. Ferguson has the option to acquire such shares at the same price and under terms as for Mr. Morton.

(2) Does not include shares of Common Stock and Series A Preferred Stock sold by Mr. Timm to Alessandro Giacalone, Christian Moosmann and Hans Bergbreiter (each, individually, the "Purchaser") pursuant to Stock Purchase Agreements dated April 28, 1997, which provide that such Shares shall revert back to Mr. Timm if the Purchaser's employment with the Company terminates for any reason except termination without cause by the Company or if the Company breaches its employment agreement with the Purchaser; includes 600,000 shares held by Cybermind, a German company of which Mr. Timm is Chief Executive Officer and Head of the Managing Board and a controlling shareholder.

(3) Includes shares purchased from Mr. Timm pursuant to Stock Purchase Agreements dated April 28, 1997. See Note 2 above.

(4) These shares are held by Ms. Katharina Besner, Mr. Hubert Besner's spouse, and Mr. Besner disclaims any beneficial ownership in such shares.

(5) All of the Series B Preferred Stock is held by Cybermind (See Note 2 for control and ownership of Cybermind.)

(6) All the shares of capital stock listed are subject to a Pooling Trust Agreement restricting the beneficial owner from selling the shares prior to specified dates (unless the transferee is also subject to such restrictions), but without affecting the vote of the shares, if entitled to vote.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of the capital stock of the Company and certain provisions of the Company's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by the provisions of the Certificate of Incorporation, Bylaws, and resolutions creating the Series A, Series B and Series C Preferred Stock (as defined below), which have been filed as exhibits to the Company's Registration Statement of which this Prospectus is a part.

     Upon the closing of the Offering, the authorized capital stock of the Company will be 100,000,000 shares of capital stock, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock"). The Certificate of Incorporation of Cybernet Utah authorized 20,000,000 shares of preferred stock. Upon reincorporation of the Company in Delaware, the authorized amount was increased to 50,000,000.

COMMON STOCK

     As of a recent date, there were approximately 16,901,286 shares of Common Stock outstanding held of record by 209 stockholders. 20,787,111 shares of Common Stock will be issued and outstanding if the Offering is fully subscribed.

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. In the event of the liquidation or dissolution of the Company, subject to the rights of the holders of Preferred Stock, the holders of Common Stock are entitled to share pro rata in any balance of corporate assets available for distribution after payment of all creditors. Holders of Common Stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and all shares of Common Stock to be outstanding upon completion of the Offering will be, fully paid and non-assessable. The rights of holders of Common Stock are subject to, and may be adversely affected by, the rights of any series of Preferred Stock which the Company may issue in the future. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefore, subject to the dividend provisions of any outstanding shares of Preferred Stock and restrictions that may be set forth in the Company's debt instruments.

PREFERRED STOCK

     As of July 22, 1998, there were 6,477,510 shares of Preferred Stock outstanding, of which 1,200,000 shares are issued and outstanding as Series A Preferred Stock (the "Series A Preferred Stock") and held of record by 9 stockholders, 5,160,000 shares are issued and outstanding as Series B Preferred Stock (the "Series B Preferred Stock") and held of record by 1 stockholder, and 117,510 shares are issued and outstanding as Series C Preferred Stock (the "Series C Preferred Stock") and held of record by 61 stockholders.

SERIES A PREFERRED STOCK

     Dividends. The holders of the Series A Preferred Stock are entitled to receive out of the surplus or net profits of the Company legally available for dividends, whether or not declared, dividends at a rate equal to $0.01 per share per annum, and no more, before any dividends are paid or set apart for payment upon any other series of preferred stock of the Company, other than Series B Preferred Stock or Series C Preferred Stock, or on the Common Stock of the Company. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series A Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefore. Any dividends paid on the Series A Preferred Stock in an amount less than the total amount of dividends at the time payable on the shares will be allocated pro rata in accordance with the number of shares then outstanding.

     The dividends on the Series A Preferred Stock are not cumulative. Following payment of the dividends on the Series A Preferred Stock, the holders of the Series A Preferred Stock shall share pari passu on a per share basis of the distribution in any dividends by the Company, with the holders of shares of Common Stock of the Company and shares of any other class of stock of the Company entitled to share therein.

     Voting Rights. The holders of the Series A Preferred Stock are not entitled to receive notice of, or to vote on, any matter that is the subject of a vote of the stockholders of the Company, except as otherwise required by the laws of the State of Delaware.

     Redemption and Put. The shares of Series A Preferred Stock may be redeemed by the Company at any time after January 1, 2000, upon ten (10) days' prior written notice to the holder thereof of the Company's intention to redeem the Series A Preferred Stock at a redemption price of one share of Common Stock for each share of Series A Preferred Stock, plus payment of any unpaid dividends earned thereon through the date of redemption; provided, that all and not less than all of the shares of Series A Preferred Stock are so redeemed and, provided further, that, if the Company has not redeemed the Series A Preferred Stock by December 31, 2001, a holder of Series A Preferred Stock may at any time, commencing January 1, 2002, require the Company to purchase all of the shares of the Series A Preferred Stock held by him for a purchase price of $3.00 per share, plus any dividends earned but unpaid on such shares.

     Conversion. A holder of Series A Preferred Stock may convert each share held into one share of the Common Stock of the Company upon ten (10) days' written notice to the Company; provided, that (1) no conversion may occur prior to January 1, 1999; (2) no more than 25% of the Series A Preferred Stock held by any holder may be converted prior to January 1, 2000; (3) no more than an additional 25% of the Series A Preferred Stock held by the holder may be converted prior to January 1, 2001; (4) the remainder of the Series A Preferred Stock held by such holder may be converted commencing January 1, 2001; and (5) any conversion may not be for less than all of the Series A Preferred Stock held by the converting shareholder eligible for conversion at the time of the notice.

     Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series A Preferred Stock will be entitled to be paid the sum of $3.00 per share, plus an amount equal to any unpaid dividends before any amount is paid to the holder of any other series of Preferred Stock, other than the Series B Preferred Stock or the Series C Preferred Stock, or to the Common Stock of the Company. After payment of these amounts to the holders of the Series A Preferred Stock, the remaining assets of the Company will be distributed to the holders of the Common Stock, subject to any other preferences granted to the holders of any other series of Preferred Stock as created by the Board of Directors of the Company prior to such time.

     Preemptive Rights. The holders of the Series A Preferred Stock have no preemptive right by virtue of their holding the Series A Preferred Stock to subscribe for or purchase any shares of stock or any other securities that may be issued by the Company.

     Transferability. The Series A Preferred Stock may not be transferred by the holder except in compliance with applicable securities laws.

     Variation of Rights. Any amendment to the Certificate of Incorporation of the Company (including any certificates of designation pursuant to a resolution of the Board of Directors) to delete or vary the rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions attaching to the Series A Preferred Stock must be approved by the affirmative vote of the holders of a majority of the shares of Series A Preferred Stock then outstanding, given in person or by proxy whether in writing or at a meeting at which the holders of the shares of Series A Preferred Stock are entitled to vote separately as a class.

     Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to the holders of the Series A Preferred Stock, the Series A Preferred Stock do not have any rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions other than as specifically set forth in the Series A Preferred Stock Certificate of Designation, as the same may be amended and/or restated from time to time.

SERIES B PREFERRED STOCK

     Dividends. The holders of the Series B Preferred Stock are entitled to receive out of the surplus or net profits of the Company legally available for dividends, whether or not declared, dividends at a rate equal to $0.01 per share per annum, and no more, before any dividends are paid or set apart for payment upon any other series of preferred stock of the Company other than the Series C Preferred Stock, or on the Common Stock of the Company. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series B Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefore. Any dividends paid on the Series B Preferred Stock in an amount less than the total amount of dividends at the time payable on the shares will be allocated pro rata in accordance with the number of shares then outstanding.

     The dividends on the Series B Preferred Stock are not cumulative. Following payment of the dividends on the Series B Preferred Stock, the holders of the Series B Preferred Stock shall share pari passu on a per share basis of the distribution of any dividends by the Company with the holders of shares of Common Stock of the Company and shares of any other class of stock of the Company entitled to share therein.

     Voting Rights. The holders of the Series B Preferred Stock are entitled to receive notice of, and to vote on, any matter that is the subject of a vote of the stockholders of the Company.

     Redemption. The shares of Series B Preferred Stock may be redeemed by the Company at any time after January 1, 2000, upon ten (10) days' prior written notice to the holder thereof of the Company's intention to redeem the Series B Preferred Stock at a redemption price of one share of the Common Stock of the Company for each share of Series B Preferred Stock, plus any unpaid dividends earned thereon through the date of redemption; provided, that all and not less than all of the shares of Series B Preferred Stock are so redeemed.

     Conversion. A holder of Series B Preferred Stock may convert each share held into one share of the Common Stock of the Company upon ten (10) days' written notice to the Company; provided, that (1) no conversion may occur prior to January 1, 1999; (2) no more than 25% of the Series B Preferred Stock held by the holder may be converted prior to January 1, 2000; (3) no more than an additional 25% of the Series B Preferred Stock held by the holder may be converted prior to January 1, 2001; (4) the remainder of the Series B Preferred Stock held by the holder may be converted commencing January 1, 2001; and (5) any conversion may not be for less than all of the Series B Preferred Stock held by the converting shareholder eligible for conversion at the time of the notice.

     Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series B Preferred Stock will be entitled to be paid the sum of $3.00 per share, plus an amount equal to any unpaid dividends before any amount is paid to the holder of any other series of Preferred Stock other than the Series C Preferred Stock or to the Common Stock of the Company. After payment of these amounts to the holders of the Series B Preferred Stock, the remaining assets of the Company will be distributed to the holders of the Common Stock, subject to any other preferences granted to the holders of any other series of Preferred Stock as created by the Board of Directors of the Company prior to such time.

     Preemptive Rights. The holders of the Series B Preferred Stock have no preemptive right to subscribe for or purchase any shares of stock or any other securities that may be issued by the Company by virtue of their holding the Series B Preferred Stock.

     Transferability. The Series B Preferred Stock may not be transferred by the holder except in compliance with applicable securities laws.

     Variation of Rights. Any amendment to the Certificate of Incorporation of the Company (including any certificates of designation pursuant to a resolution of the Board of Directors) to delete or vary the rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions attaching to the Series B Preferred Stock must be approved by the affirmative vote of the holders of a majority of the shares of Series B Preferred Stock then outstanding, given in person or by proxy whether in writing or at a meeting at which the holders of the shares of Series B Preferred Stock are entitled to vote separately as a class.

     Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to the holders of the Series B Preferred Stock, the Series B Preferred Stock do not have any rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions other than as specifically set forth in the Series B Preferred Stock Certificate of Designation, as the same may be amended and/or restated from time to time.

SERIES C PREFERRED STOCK

     Dividends. The holders of the Series C Preferred Stock are entitled to receive out of the surplus or net profits of the Company dividends at a rate equal to $0.56 per share per annum, and no more, before any dividends are paid or set apart for payment upon any other series of Preferred Stock or on the Common Stock of the Company. Dividends began to accrue on January 1, 1998. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series C Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefore. Any dividends paid on the Series C Preferred Stock in an amount less than the total amount of dividends at the time accrued and payable on the shares will be allocated pro rata in accordance with the number of shares then outstanding.

     At the election of the Board of Directors, dividends may be paid in the form of the Common Stock. The number of shares of Common Stock to be issued in payment of such dividends, with respect to each share of Series C Preferred Stock, is equal to the quotient derived by dividing the fair value of a share of Common Stock (as determined by the Board of Directors on the date the dividend is declared) into the dollar amount of the dividend being declared.

     The dividends on the Series C Preferred Stock are cumulative so that, if for any period the dividend is not paid, the right to such dividend will accumulate and all arrears so accumulated will be paid before any dividends are paid to any other series of Preferred Stock or the Common Stock of the Company.

     Voting Rights. The holders of the Series C Preferred Stock are not entitled to receive notice of, or to vote on, any matter that is the subject of a vote of the stockholders of the Company, except as otherwise required by the laws of the State of Delaware.

     Redemption and Exchange. The shares of Series C Preferred Stock may be redeemed by the Company at any time upon ten (10) days' prior written notice to the holder thereof of the Company's intention to redeem the Series C Preferred Stock at a redemption price of 100% of the $7.00 per share purchase price paid to the Company for such shares, plus any unpaid accrued dividends thereon through the date of redemption so long as prior to the date of redemption the following has occurred:

          (i) The Company must have offered to exchange on the terms set forth below (the "Exchange Offer") each share of Series C Preferred Stock for (a) one share of the Company's Common Stock, plus (b) one warrant to purchase the number of shares of Common Stock equal in the aggregate to one-half the number of shares of Common Stock received in the Exchange Offer, which warrant will be exercisable at any time through the first anniversary of the date of issuance of the warrant at a purchase price equal to $8.00 per share. The Exchange Offer will remain open for at least twenty (20) days; and

          (ii) A registration statement under the Securities Act must be in effect registering the issuance of the Common Stock and warrants pursuant to the Exchange Offer.

     Conversion. A holder of Series C Preferred Stock may convert each share held by him into one share of the Common Stock of the Company upon ten (10) days' written notice to the Company anytime after May 31, 1998; provided, however, that any conversion be of all the Series C Preferred Stock held by the shareholder. As of July 22, 1998, 1,282,490 shares of Series C Preferred Stock had been converted into Common Stock by the holders thereof and 117,510 shares of Series C Preferred Stock remained outstanding.

     Liquidation, Dissolution or Winding Up. Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series C Preferred Stock are entitled to be paid the sum of $7.00 per share, plus an amount equal to any unpaid accrued dividends before any amount is paid to the holder of any other series of Preferred Stock or to the Common Stock of the Company. After payment of these amounts to the holders of the Series C Preferred Stock, the remaining assets of the Company will be distributed to the holders of the Common Stock, subject to any other preferences granted to the holders of any other series of Preferred Stock as created by the Board of Directors of the Company prior to such time.

     Preemptive Rights. The holders of the Series C Preferred Stock have no preemptive right to subscribe for or purchase any shares of stock or any other securities that may be issued by the Company by virtue of their holding the Series C Preferred Stock.

     Transferability. The Series C Preferred Stock may be transferred by the holder only after the Company relinquishes its right of first refusal to purchase the shares on the same terms and conditions as the holder of the Series C Preferred Stock proposes to dispose of the shares in accordance with the Company's Certificate of Incorporation. Any attempted transfers that do not comply with the Company's right of first refusal will not be recognized by the Company or its stock transfer agent.

     Variation of Rights. Any amendment to the Certificate of Incorporation of the Company (including any certificates of designation pursuant to a resolution of the Board of Directors) to delete or vary the rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions attaching to the Series C Preferred Stock must be approved by the affirmative vote of the holders of a majority of the shares of Series C Preferred Stock then outstanding, given in person or by proxy whether in writing or at a meeting at which the holders of the shares of Series C Preferred Stock will be entitled to vote separately as a class.

     Exclusion of Other Rights. Except as may otherwise be required by law and for the equitable rights and remedies that may otherwise be available to the holders of the Series C Preferred Stock, the Series C Preferred Stock do not have any rights, powers, privileges, preferences, designations, qualifications, limitations, restrictions or conditions other than as specifically set forth in Series C Preferred Stock Certificate of Designation, as the same may be amended and/or restated from time to time.

                            ANTI-TAKEOVER PROVISIONS

GENERAL

     Certain provisions of the GCL and the Company's Certificate of Incorporation and Bylaws could have the effect of delaying, deterring or preventing a future takeover or change in control of the Company, unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions also may render the removal of directors and management more difficult. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. These provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws also may have the effect of discouraging or preventing certain types of transactions involving an actual or threatened change of control of the Company (including unsolicited takeover attempts), even though such a transaction may offer the Company's stockholders the opportunity to sell their stock at a price above the prevailing market price. See "Risk Factors -- Anti-Takeover Provisions".

CERTIFICATE OF INCORPORATION AND BYLAWS

     Certain provisions of the Certificate of Incorporation and Bylaws could have the effect of discouraging potential acquisition proposals or delaying or preventing a change of control of the Company. In particular, effective upon consummation of the Offering, all stockholder actions must be effected at a duly called annual or special meeting and not by a consent in writing. Except as otherwise required by law and subject to the rights of the holders of any Preferred Stock, special meetings of stockholders for any purpose may be called only by the Board of Directors pursuant to a resolution stating the purpose thereof approved by a majority of the total number of directors which the Board of Directors of the Company would have if there were no vacancies or by the Chairman of the Board of Directors, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice may be transacted at any special meeting. Furthermore, the Company's Bylaws require advance written notice, which must be received by the Secretary of the Company not less than 30 days nor more than 60 days prior to the meeting, by a stockholder of a proposal or director nomination which such stockholder desires to present at a meeting of stockholders. An affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, is required to amend this provision.

     The Board of Directors is divided into three classes of directors, as nearly equal in number as is reasonably possible, serving staggered terms so that directors' initial terms will expire at the annual meetings of the stockholders in 1999, 2000, and 2001, respectively. At each such succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms are expiring at such meeting shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders following such election. The number of the directors of the Company may be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors which the Board of Directors of the Company would have if there were no vacancies (but may not be less than two). An affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, is required to amend this provision.

     The Company believes that a classified board of directors will help to assure the continuity and stability of the Board of Directors and the Company's business strategies and policies, since a majority of the directors at any given time will have had prior experience as directors of the Company. The Company believes that this, in turn, will permit the Board of Directors to more effectively represent the interests of stockholders. With a classified board of directors, at least two annual meetings of stockholders, instead of one, will generally be required to effect a change in the majority of the Board of Directors. As a result, provisions relating to a classified Board of Directors may discourage proxy contests for the election of directors or purchases of a substantial block of the Common Stock, because its provisions could operate to prevent obtaining control of the Board of Directors in a relatively short period of time. The classification provision and the prohibition on stockholder action by written consent could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Under the GCL, a director on a classified board may be removed by the stockholders of the corporation only for cause, and the Company's Certificate of Incorporation permits stockholders to remove directors only for cause pursuant to a majority vote of all stockholders entitled to vote. An affirmative vote of the holders of at least 80% of the voting stock, voting together as a single class, is required to amend this provision.

     The Company's Certificate of Incorporation does not include a provision for cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient number of shares may be able to ensure the election of one or more directors. The absence of cumulative voting may have the effect of limiting the ability of minority stockholders to effect changes in the Board of Directors and, as a result, may have the effect of deterring a hostile takeover or delaying or preventing changes in control or management of the Company.

     The Company's Certificate of Incorporation provides that newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors will be filled by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum and not by the stockholders unless authorized by the Board of Directors at a special meeting of the stockholders. An affirmative vote of the holders of at least 80% voting stock, voting together as a single class, is required to amend this provision.

     The Certificate of Incorporation allows the Company to issue up to 50,000,000 shares of undesignated Preferred Stock with rights senior to those of the Common Stock and that otherwise could adversely affect the interests of holders of Common Stock, of which 6,477,510 shares were issued and outstanding, as of July 22, 1998. The issuance of additional shares of Preferred Stock could further decrease the amount of earnings or assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock, as well as having the anti-takeover effect discussed above.

     The Company's Certificate of Incorporation allows the Bylaws of the Company to be altered or repealed and new Bylaws to be adopted either: (i) at any annual or special meeting of stockholders, by the affirmative vote of a majority of the voting stock, provided that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of any Bylaws must be contained in the notice of such special meeting; or (ii) by the vote of a majority of the total number of directors which the Board of Directors of the Company would have if there were no vacancies. An affirmative vote of at least 80% of the voting stock, voting together as a single class, is required to amend this provision.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of the Company. These provisions are designed to reduce the vulnerability of the Company to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. Such provisions could have the effect of discouraging others from making tender offers for the Company's shares and may inhibit fluctuations in the market price of the Company's shares that could otherwise result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in the management of the Company. See "Risk Factors -- Anti-Takeover Provisions".

DELAWARE TAKEOVER STATUTE

     The Company is subject to Section 203 of the GCL ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

                          TRANSFER AGENT AND REGISTRAR

     Interwest Transfer Company is the transfer agent and registrar for the Company's capital stock.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement between the Company and Berliner Effektenbank AG (the "Underwriter"), the Company has retained the Underwriter as its exclusive agent to conduct an offering of 3,500,000 shares of Common Stock on a best efforts, all-or-none basis.

     The Underwriting Agreement provides that the obligations of the Underwriter are subject to various conditions. The Underwriter is not obligated to purchase any shares of the Common Stock.

     The Underwriter proposes to offer the shares of Common Stock directly to the public, but only to non-U.S. persons, at the public offering price set forth on the cover page of this Prospectus, and to certain dealers to whom it may allow such concessions out of the underwriting commission as the Underwriter may determine.

     The Offering will be conducted for a period of 45 days and may be extended for an additional 30 days by mutual agreement of the Company and the Underwriter (the "Offering Period"). If, during the Offering Period, subscriptions are received for all of the Shares, then the Company and the Underwriter may conduct a closing to accept such subscriptions. At the closing, all funds received, less the Underwriter's commissions, will be delivered to the Company, and certificates representing the Shares purchased will be delivered to, or for the account of, the subscribers thereof. If no closing takes place during the Offering Period, all funds will be promptly returned to the subscribers without any deduction therefrom or interest thereon. Until such time as funds have been released from escrow and the Shares have been delivered to, or for the account of, the subscribers therefore, subscribers will not be deemed to be holder of the Shares.

     Payments for Shares shall be made either by check or by wire transfer. All checks for subscriptions of the shares of Common Stock are to be made payable to "Berliner Effektenbank AG".

     Pending the closing, all funds received by the Underwriter will be deposited in an escrow account no later than noon on the next business day following receipt by the Underwriter, to be held by the Underwriter as agent for the subscribers of the Shares.

     Holger Timm, a Director of the Company, is a controlling shareholder and the Head of the Managing Board, President, and Chief Executive Officer of Berliner Freiverkehr (Aktien) AG, a financial institution which owns approximately 40% of the Underwriter.

     The Executive Officers and Directors and certain persons who acquired stock in the Company from those persons and certain affiliates have agreed that, for a period of six months following the closing of the Offering, they will not sell or offer to sell their shares in the Company, pursuant to a lock-up agreement.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.

                              CERTAIN TRANSACTIONS

DIRECTOR LOAN

     In May 1997, Mr. Timm advanced DM 1.5 million, on an interest free basis, to Cybernet AG with repayment due on July 31, 1997. On October 7, 1997, Cybernet AG repaid the loan.

     The firm of Besner Kreifels Weber, of which Hubert Besner, a Director of the Company, is a partner, acts as regular counsel to the Company, for which it has received fees in the approximate amount of $85,000 during 1998.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have outstanding 20,787,111 shares of Common Stock. All shares sold in the Offering (other than shares which may be acquired by an affiliate) will be fully tradable in the public market under the Securities Act. Part of the acquisition price of Cybernet AG, Eclipse,

Artwise, Vianet and Open:Net has or will be paid in shares of Common Stock and Preferred Stock of the Company. The total number of such shares is 5,618,445 shares of Common Stock, 1,200,000 shares of Series A Preferred and 5,160,000 shares of Series B Preferred. In each case, the shares are subject to a pooling agreement restricting the owners of those shares from selling the shares prior to some specified dates. On the following dates, the following number of shares will be salable pursuant to each of the pooling agreements, subject to the provisions of Rule 144 under the Securities Act:

                                                                    SERIES A    SERIES B
                                                     COMMON STOCK   PREFERRED   PREFERRED
                                                     ------------   ---------   ---------
January 1, 1999(1).................................   1,306,537      300,000    1,290,000
February 10, 1999..................................      14,706
August 10, 1999....................................      14,706
September 1999.....................................       6,750
January 1, 2000....................................   1,313,287      300,000    1,290,000
February 10, 2000..................................      14,706
August 10, 2000....................................      14,706
January 1, 2001....................................   2,626,574      600,000    2,580,000

---------------
(1) These shares are included in a lock-up agreement with the Underwriter -- see Underwriter.

     In addition, 60,000 shares of Common Stock issued in the Vianet Acquisition will be released on each of the first five anniversaries of the closing of the Vianet Acquisition. The closing of the Vianet Acquisition is scheduled to occur contemporaneously with the closing of the Offering.

     The Shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, except for any Shares purchased by an affiliate of the Company, which will be subject to the limitations of Rule 144 under the Securities Act.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her restricted securities (as that term is defined in Rule 144) for at least one year from the date such securities were acquired from the Company or an affiliate of the Company would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock and (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding a sale by such person. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about the Company. Under Rule 144, however, a person who has held shares for a minimum of two years from the later of the date such securities were acquired from the Company or an affiliate of the Company and who is not, and for the three months prior to the sale of such shares has not been, an affiliate of the Company is free to sell such shares without regard to the volume, manner-of-sale and certain other limitations contained in Rule 144.

     In general, under Rule 701 of the Securities Act as currently in effect, any employee, officer, director, consultant or advisor of the Company who purchased shares from the Company in connection with a compensatory stock or option plan or written employment agreement is eligible to resell such shares 90 days after the effective date of this Offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period contained in Rule 144.

     Prior to the Offering, there has been only a limited market for the Common Stock in the United States and no predictions can be made about the effect, if any, that market sales of Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, Common Stock in the public market may have an adverse effect on the market price for the Common Stock.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby and general corporate legal matters will be passed upon for the Company by Powell, Goldstein, Frazer & Murphy LLP.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1997 and 1996, and for the two years then ended, appearing in this Prospectus and Registration Statement, have been audited by Schitag Ernst & Young AG, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Vianet at December 31, 1997 and 1996, and for the two years then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young,
Wirtschaftsprufungs-Und, Steuerberatungsgesellschaft MBH, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company is not currently subject to the information requirements of the Exchange Act. When the Commission declares effective the Registration Statement on Form S-1, the Company will be required to file reports and other information with the Commission pursuant to the informational requirements of the Exchange Act. Such reports and other information can be inspected and copied at the Public Reference Section of the Commission and at the Commission's regional offices at the addresses given below.

     As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits, schedules and undertakings set forth elsewhere in this Registration Statement. For further information pertaining to the Company and the securities offered hereby, reference is made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents or provisions of any documents referred to herein are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit to this Registration Statement. The Company will issue annual and quarterly reports. Annual reports will include audited financial statements prepared in accordance with accounting principles generally accepted in the United States and a report of its independent auditors with respect to the examination of such financial statements. In addition, the Company will issue to its security holders such other unaudited quarterly or other interim reports as it deems appropriate.

     This Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Commission at prescribed rates from the Public Reference Section of the Commission at such address, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
  Report of Schitag Ernst & Young AG, Independent
     Auditors...............................................  F- 2
  Consolidated Balance Sheets December 31, 1997 and 1996....  F- 3
  Consolidated Statements of Loss and Comprehensive Loss
     years ended December 31, 1997 and 1996.................  F- 4
  Consolidated Statements of Cash Flows years ended December
     31, 1997 and 1996......................................  F- 5
  Consolidated Statements of Shareholders' Equity years
     ended December 31, 1997 and 1996.......................  F- 6
  Notes to Consolidated Financial Statements................  F- 7
  Consolidated Balance Sheets December 31, 1997 and June 30,
     1998 (unaudited).......................................  F-15
  Consolidated Statements of Loss and Comprehensive Loss for
     the six months ended June 30, 1997 and 1998 (unaudited)  F-16
  Consolidated Statements of Cash Flows for the six months
     ended June 30, 1997 and 1998 (unaudited)...............  F-17
  Notes to Consolidated Unaudited Interim Financial
     Statements.............................................  F-18
VIANET EDV DIENSTLEISTUNGS GMBH
  Independent Public Auditors' Report.......................  F-19
  Balance Sheets December 31, 1997 and 1996.................  F-20
  Statements of Operations and Retained Earnings years ended
     December 31, 1997 and 1996.............................  F-21
  Statements of Cash Flows years ended December 31, 1997 and
     1996...................................................  F-22
  Notes to the Financial Statements.........................  F-23
  Balance Sheets December 31, 1997 and June 30, 1998
     (unaudited)............................................  F-27
  Statements of Operations for the six months ended June 30,
     1997 and 1998 (unaudited)..............................  F-28
  Statements of Cash Flows for the six months ended June 30,
     1997 and 1998 (unaudited)..............................  F-29
  Notes to Unaudited Financial Statements...................  F-30

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders
Cybernet Internet Services International, Inc.:

     We have audited the accompanying consolidated balance sheets of Cybernet Internet Services International, Inc. and its subsidiaries ("the Company") as of December 31, 1997 and 1996, and the related consolidated statements of loss and comprehensive loss, cash flows and changes in shareholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Schitag Ernst & Young

Deutsche Allgemeine Treuhand AG
Munich, Germany
May 6, 1998

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996         1997
                                                              ----------   -----------
ASSETS
     Cash and cash equivalents..............................  $   27,889   $ 2,238,909
     Short-term investments (Note 4)........................     453,698       817,913
     Accounts receivable -- trade, net of allowance for
      doubtful accounts of $15,161 and $33,417 at December
      31, 1996 and 1997, respectively.......................     183,513     1,130,981
     Other receivables......................................      84,675       285,432
     Prepaid expenses and other assets......................      10,607        59,906
                                                              ----------   -----------
          Total current assets..............................     760,382     4,533,141
     Property and equipment, net (Note 5)...................     630,760     2,284,793
     Product development costs, net.........................     426,996     2,818,069
     Goodwill, net..........................................          --     1,322,566
     Deferred income taxes (Note 11)........................     692,694     3,454,606
     Other assets...........................................          --         5,679
                                                              ----------   -----------
TOTAL ASSETS................................................  $2,510,832   $14,418,854
                                                              ==========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
     Overdrafts and short-term borrowings (Note 8)..........  $   71,881   $   413,625
     Trade accounts payable.................................     226,379     1,373,901
     Other accrued liabilities..............................      40,953       480,228
     Deferred purchase obligations (Note 3).................          --       980,693
     Accrued personnel costs................................      81,816       393,667
                                                              ----------   -----------
          Total current liabilities.........................     421,029     3,642,114
     Long-term debt (Note 9)................................          --        41,691
     Deferred income taxes (Note 11)........................     299,717     1,801,797
     Minority interest......................................          --        24,937

SHAREHOLDERS' EQUITY
     Common stock $.001 per value, 50,000,000 shares
      authorized, 5,160,000 and 14,681,891 shares issued and
      outstanding at December 31, 1996 and 1997,
      respectively..........................................       5,160        14,682
     Preferred stock $.001 par value, 20,000,000 shares
      authorized, 6,360,000 and 7,760,000 issued and
      outstanding at December 31, 1996 and 1997,
      respectively..........................................       6,360         7,760
     Subscription receivable................................          --      (735,000)
     Additional paid in capital.............................   2,065,899    11,102,257
     Accumulated deficit....................................    (287,196)   (1,271,036)
     Cumulative translation adjustment......................        (137)     (210,348)
                                                              ----------   -----------
     Total shareholders' equity.............................   1,790,086     8,908,315
                                                              ----------   -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $2,510,832   $14,418,854
                                                              ==========   ===========

          See accompanying notes to consolidated financial statements

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

             CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              ----------   ------------
Revenue
     Internet Projects......................................  $ 217,296    $ 1,597,869
     Network Services.......................................     90,377        716,152
                                                              ---------    -----------
Total revenues..............................................    307,673      2,314,021

Cost of revenues:
     Internet Projects......................................    243,823      1,564,072
     Network Services.......................................    119,297        929,666
                                                              ---------    -----------
Total cost of revenues......................................    363,120      2,493,738
                                                              ---------    -----------
Operating loss..............................................    (55,447)      (179,717)
General and administrative expenses.........................    268,762        496,950
Marketing expenses..........................................    172,209      1,221,508
Research and development....................................    187,130        366,829
Amortization of goodwill....................................         --         18,693
                                                              ---------    -----------
                                                                628,101      2,103,980
Interest expense............................................      2,079         39,550
                                                              ---------    -----------
Loss before taxes...........................................   (685,627)    (2,323,247)
Income tax benefit..........................................    401,849      1,339,407
                                                              ---------    -----------
Net loss....................................................   (283,778)      (983,840)
Other comprehensive loss:
     Foreign currency translation adjustments...............     (5,089)      (210,211)
                                                              ---------    -----------
Comprehensive loss..........................................  $(288,867)   $(1,194,051)
                                                              =========    ===========
Basic and diluted loss per share............................  $    (.12)   $      (.12)
                                                              =========    ===========

          See accompanying notes to consolidated financial statements

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $  (283,778)  $  (983,840)
Adjustments to reconcile net income to net cash provided by
  operating activities:
Deferred tax credit.........................................     (401,849)   (1,348,932)
Depreciation and amortization...............................       47,031       200,565
Provision for losses on accounts receivable.................       15,456        33,417
Changes in operating assets and liabilities:
Trade accounts receivable...................................     (203,112)     (475,300)
Other receivables...........................................      (69,583)     (136,141)
Prepaid expenses and other current assets...................      (10,847)      (32,120)
Trade accounts payable......................................      231,490      (401,835)
Other accrued expenses and liabilities......................       40,826     1,377,685
Accrued personnel costs.....................................       83,663       247,539
                                                              -----------   -----------
     Total adjustments......................................       72,437       579,828
                                                              -----------   -----------
     Net cash used in operating activities..................     (550,703)   (1,518,962)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments..........................     (463,941)     (349,002)
Purchase of property and equipment..........................     (552,104)   (1,707,843)
Product development costs...................................     (576,567)   (2,377,782)
Acquisition of businesses, net of cash acquired.............           --      (269,316)
                                                              -----------   -----------
     Net cash used in investing activities..................   (1,592,612)   (4,703,943)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issue of common stock, net....................    2,051,997     8,070,402
Proceeds from borrowings....................................       73,505       700,000
Repayments of borrowings....................................           --      (126,266)
                                                              -----------   -----------
     Net cash provided by financing activities..............    2,125,502     8,644,136
                                                              -----------   -----------
Net (decrease) increase in cash and cash equivalents........      (17,813)    2,421,231
Cash and cash equivalents at beginning of year..............       49,143        27,889
Translation adjustments.....................................       (3,441)     (210,211)
                                                              -----------   -----------
Cash and cash equivalents at end of year....................  $    27,889   $ 2,238,909
                                                              ===========   ===========

          See accompanying notes to consolidated financial statements

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                           COMMON STOCK        PREFERRED STOCK                    ADDITIONAL                  ACCUMULATED OTHER
                       --------------------   ------------------   SUBSCRIPTION     PAID-IN     ACCUMULATED     COMPREHENSIVE
                         SHARES     AMOUNTS    SHARES     AMOUNT    RECEIVABLE      CAPITAL       DEFICIT           LOSS
                       ----------   -------   ---------   ------   ------------   -----------   -----------   -----------------
Balance
 January 1, 1996.....     161,250   $  161    6,360,000   $6,360           --     $    57,995   $    (3,418)      $   4,952
Issuance of shares
 for cash............   4,998,750    4,999                                          2,007,904
Net loss.............          --       --                                                         (283,778)
Currency translation
 adjustment..........          --                                                                                    (5,089)
                       ----------   -------   ---------   ------    ---------     -----------   -----------       ---------
Balance December 31,
 1996................   5,160,000   $5,160    6,360,000   $6,360           --     $ 2,065,899   $  (287,196)      $    (137)
Issuance of shares in
 reverse
 acquisition.........   9,521,891    9,522                                            232,331
Issuance of shares
 for cash............                         1,400,000   1,400      (735,000)      8,804,027
Currency translation
 adjustment..........                                                                                              (210,211)
Net loss.............                                                                              (983,840)
                       ----------   -------   ---------   ------    ---------     -----------   -----------       ---------
Balance December 31,
 1997................  14,681,891   $14,682   7,760,000   $7,760    $(735,000)    $11,102,257   $(1,271,036)      $(210,348)
                       ==========   =======   =========   ======    =========     ===========   ===========       =========

                           TOTAL
                       STOCKHOLDERS'
                          EQUITY
                       -------------
Balance
 January 1, 1996.....   $   66,050
Issuance of shares
 for cash............    2,012,903
Net loss.............     (283,778)
Currency translation
 adjustment..........       (5,089)
                        ----------
Balance December 31,
 1996................   $1,790,086
Issuance of shares in
 reverse
 acquisition.........      241,853
Issuance of shares
 for cash............    8,070,427
Currency translation
 adjustment..........     (210,211)
Net loss.............     (983,840)
                        ----------
Balance December 31,
 1997................   $8,908,315
                        ==========

          See accompanying notes to consolidated financial statements

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     Cybernet Internet Services International, Inc. ("the Company") (formerly known as New Century Technologies Corporation) was incorporated under the laws of the State of Utah on September 27, 1983. Effective September 16, 1997 the Company acquired Cybernet Internet Dienstleistungen AG ("Cybernet AG"), a German stock corporation which offers a variety of Internet related telecommunication and systems integration services to corporate customers. Cybernet AG was founded in December 1995, and commenced significant operations in 1996. The acquisition has been accounted for as a reverse acquisition whereby the Company is considered to be the acquiree even though legally it is the acquiror. Accordingly, the accompanying financial statements present the historical financial statements of Cybernet AG from January 1, 1996, through the acquisition date of September 16, 1997 and the consolidated financial statements of the Company and Cybernet AG since that date. Since the fair value of the net assets of the Company were equal to their net book value on September 16, 1997, the assets and liabilities of the Company remained at their historical cost following the acquisition.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation

     The consolidated financial statements include the accounts of all majority-owned subsidiaries of the Company. All significant intercompany investments, accounts, and transactions have been eliminated.

     Foreign Currency

     The assets and liabilities for the Company's international subsidiaries are translated into U.S. dollars using current exchange rates at the balance sheet dates. Statement of operations items are translated at average exchange rates prevailing during the period. The resulting translation adjustments are recorded in the foreign currency translation adjustment account in equity. Foreign currency transaction gains or losses are included in net earnings (loss).

     Revenue Recognition

     The Company offers Internet telecommunication and systems integration products and network access services. Telecommunication and system integration products consist of the development of customized business solutions, installation of hardware and software and production support. Ongoing Network Services consist of monthly user fees for network access and related services.

     Revenues from telecommunication and systems integration products are recognized upon completion of the related project and customer acceptance. Revenues from ongoing network access services are recognized when provided to customers.

     Property and Equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful life of the asset, which ranges from 4 years (computer equipment and software) to 10 years (leasehold improvements and furniture and fixtures).

     Product Development Costs

     The Company capitalizes costs incurred related to the development of products that will be sold to customers. Costs capitalized include direct labor and related overhead and third party costs related to establishing network systems. All costs in the development process are classified as research and development and expensed as incurred until technological feasibility has been established. Once technological feasibility has

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) been established, such costs are capitalized until the individual products are commercially available. Amortization, which began in 1997, is provided using the straight-line method over the lesser of four years or the economic life of the related product, commencing the month after the date of product release. The carrying value of product development costs is regularly reviewed by the Company and a loss recognized when the net realizable value falls below the unamortized cost. No such losses have been recognized to date. Accumulated amortization amounted to $75,494 at December 31, 1997.

     Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     Short Term Investments

     In accordance with Statement of Financial Accounting standard ("SFAS") No. 115 "Accounting for Certain Investments in Debt and Equity Securities" available-for-sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of stockholder's equity.

     Realized gains and losses and declines in value judged to be other than temporary on available-for-sale securities are included in other income. The Company has classified all debt and equity securities as available-for-sale.

     Income Taxes

     The Company accounts for income taxes using the liability method. Under this method, deferred income taxes are recognized for temporary differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period that includes the enactment date. Deferred tax assets are reduced by a valuation allowance when the Company cannot make the determination that it is more likely than not that some portion or all of the related tax asset will be realized.

     Fair Value of Financial Instruments

     The carrying value of financial instruments such as cash, accounts receivable, short term investments and accounts payable approximate their fair value based on the short-term maturities of these instruments. The carrying value of bank debt approximates fair value based on quoted market prices for the same or similar issues as well as the current rates offered to the Company.

     Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3. BUSINESS ACQUISITIONS

     On September 16, 1997, the Company acquired all of the outstanding shares of the common stock of Cybernet AG in exchange for the issuance of 5,160,000 shares of common stock of the Company, 1,200,000 shares of Series A preferred stock of the Company and 5,160,000 shares of Series B preferred stock of the

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

3. BUSINESS ACQUISITIONS (CONTINUED)
Company, such shares representing the outstanding shares of the Company at that date. Generally accepted accounting principles require that the Company be considered the acquired company for financial statement purposes (a reverse acquisition) even through the entity will continue to be called Cybernet Internet Services International, Inc. Therefore, the acquisition has been recorded as a recapitalization of Cybernet AG. The effects of the reverse acquisition have been reflected for all share amounts in the accompanying financial statements. The Company had no operations at the time of the reverse acquisition.

     Effective September 16, 1997, the Company acquired 100% of the outstanding shares of Artwise GmbH ("Artwise"), for a total consideration of DM 1,710,040 ($954,263). DM 475,000 ($265,067) of the purchase price was paid in cash with the remainder settled in exchange for the issuance of 72,620 shares of the common stock of the Company in February, 1998. The acquisition has been accounted for using the purchase method of accounting and accordingly the accompanying financial statements reflect Artwise's results of operations for the period September 16, 1997 through December 31, 1997. Goodwill, representing the excess of the purchase price over the fair market value of the net assets acquired, of DM 1,507,493 ($841,188) is being amortized over 15 years.

     Effective December 11, 1997, the Company acquired 66% of the outstanding shares of Eclipse s.r.l. ("Eclipse"), for a total consideration of DM 982,763 ($548,386). DM 334,764 ($186,799) of the purchase price was paid in cash with the remainder to be settled in exchange for the issuance of 27,000 shares of the common stock of the Company in 1998. The acquisition has been accounted for using the purchase method of accounting. Eclipse's results of operations for the period December 4, 1997 through December 31, 1997 are not included in the accompanying financial statements due to immateriality. Goodwill, representing the excess of the purchase price over the fair market value of the net assets acquired, of DM 909,418 ($507,459) is being amortized over 15 years.

     Accumulated amortization of goodwill at December 31, 1997 amounted to $18,693.

     The following unaudited pro forma consolidated results of operations for the years ended December 31, 1996 and 1997 assume the Artwise and Eclipse acquisitions occurred as of January 1, 1996:

                                                            YEARS ENDED DECEMBER 31,
                                                          ----------------------------
                                                             1996             1997
                                                          ----------       -----------
Revenue.................................................  $2,143,488       $ 4,223,813
Net loss................................................  $ (362,974)      $(1,071,948)
Basic and diluted loss per share........................  $     (.15)      $      (.13)

4.  SHORT-TERM INVESTMENTS

     Short term investments at cost consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1996           1997
                                                              --------       --------
BHF Bank Accugeld Fund......................................  $453,698       $     --
BHF Bank US Dollar Plus Fund................................        --        802,759
Commerzbank Geld Market Fund................................        --         15,154
                                                              --------       --------
                                                              $453,698       $817,913
                                                              ========       ========

     At December 31, 1996 and 1997 the estimated fair value of short-term investments approximated cost.

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

5.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                1996            1997
                                                              --------       ----------
Computer equipment and software.............................  $444,695       $1,942,485
Leasehold improvements......................................    30,452           75,796
Furniture and fixtures......................................   201,606          478,504
                                                              --------       ----------
                                                               676,753        2,496,785
Less accumulated depreciation and amortization..............   (45,993)        (211,992)
                                                              --------       ----------
Net property and equipment..................................  $630,760       $2,284,793
                                                              ========       ==========

6.  LEASES

     The Company leases facilities and equipment under long-term operating leases. Future minimum payments under non-cancellable operating leasing with initial terms of one year or more are as follows:

Year ending December 31
     1998...................................................  $396,804
     1999...................................................  $421,492
     2000...................................................  $421,492
     2001...................................................  $181,947
     2002...................................................  $ 52,737
Thereafter..................................................  $     --

     The Company's rental expense under operating leases in the years ended December 31, 1996 and 1997 totaled approximately $56,508 and $176,687 respectively.

7.  COMMITMENTS

     The Company has entered into long term data and voice communications agreements with several vendors. The agreements enable the Company and its customers to access data networks necessary for the use of its products and services. The minimum payments under the agreements aggregate $1,890,195 and $991,205 for the years ending December 31, 1998 and 1999, respectively. Amounts paid under these agreements in the years ended December 31, 1996, and 1997, amounted to approximately $117,630 and $1,593,145, respectively.

8.  OVERDRAFTS AND SHORT-TERM BORROWINGS

     Overdrafts represent temporary overdrafts of bank balances. The overdrafts are not subject to formal agreements with the banks and generally are not subject to interest.

     As of December 31, 1997, the Company had established short-term unsecured overdraft facilities under which the Company and its subsidiaries could borrow up to DM 330,000. The facilities are denominated in Deutsche Mark as to DM 200,000 and Italian Lire as to DM 130,000. The interest rate fluctuates based on current lending rates and was 8.5% and 8.25% at December 31, 1996 and 1997, respectively. As of December 31, 1997, $46,006 of the overdraft facility was used.

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

9.  LONG-TERM DEBT

     Long-term debt consists of an unsecured promissory notes due in varying amounts of principal and interest through 2001. The interest rate on the note is variable. At December 31, 1997 the interest rate was 5.15%.

10.  STOCKHOLDERS' EQUITY

     Common Stock

     The Company is authorized to issue 50,000,000 shares of Common Stock. Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. The Common Stock is not redeemable and has no conversion or preemptive rights.

     Preferred Stock

     The Company is authorized to issue 20,000,000 shares of Preferred Stock with relative rights, preferences and limitations determined at the time of issuance. As of December 31, 1997, the Company has issued Series A, B and C Preferred Stock.

     Series A Preferred Stock

     The holders of the Series A Preferred Stock are entitled to receive dividends at a rate equal to $0.01 per share per annum before any dividends are paid or set apart for payment upon any other series of Preferred Stock of the Company, other than Series B or Series C Preferred Stock, or on the Common Stock of the Company. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series A Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefor. The dividends on the Series A Preferred Stock are not cumulative. The holders of the Series A Preferred Stock are not entitled to vote.

     The shares of Series A Preferred Stock may be redeemed by the Company at any time after January 1, 2000, at a redemption price of one share of the Common Stock of the Company for each share of Series A Preferred Stock plus any unpaid dividends earned thereon; provided that all and not less than all of the shares of Series A Preferred Stock are so redeemed and provided further that if the Company has not redeemed the Series A Preferred Stock by December 31, 2001, a holder of Series A Preferred Shares may at any time commencing January 1, 2002, require the Company to purchase all of the shares of the Series A Preferred Stock held by him for a purchase price of $3.00 per share plus any dividends earned but unpaid on such shares.

     A holder of Series A Preferred Stock may convert each share held by him into one share of the Common Stock of the Company; provided, however, that (1) no conversion may occur prior to January 1, 1999; (2) no more than 25% of the Series A Preferred Shares held by the holder may be converted prior to January 1, 2000; (3) no more than an additional 25% of the Series A Preferred Shares held by the holder may be converted prior to January 1, 2001; (4) the remainder of the Series A Preferred Shares held by the holder may be converted commencing January 1, 2001; and (5) any conversion may not be for less than all of the Series A Preferred Shares held by the converting shareholder eligible for conversion at the time of the notice.

     Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series A Preferred Stock will be entitled to be paid the sum of $3.00 per share plus an amount equal to any unpaid accrued dividends before any amount is paid to the holder of any other series of Preferred Stock, other than the Series B Preferred Stock or the Series C Preferred Stock, or to the Common Stock of the Company. After payment of these amounts to the holders of the Series A Preferred Stock, the remaining assets of the Company will be distributed to the holders of the Common Stock.

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

10.  STOCKHOLDERS' EQUITY (CONTINUED)
     Series B Preferred Stock

     The holders of the Series B Preferred Stock are entitled to receive dividends at a rate equal to $0.01 per share per annum before any dividends are paid or set apart for payment upon any other series of Preferred Stock of the Company other than the Series C Preferred Stock or on the Common Stock of the Company. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series B Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefor. The dividends on the Series B Preferred Stock will not be cumulative. The holders of the Series B Preferred Stock are entitled to one vote per share.

     The shares of Series B Preferred Stock may be redeemed by the Company at any time after January 1, 2000, at a redemption price of one share of the Common Stock of the Company for each share of Series B Preferred Stock plus any unpaid dividends earned thereon through the date of redemption; provided that all and not less than all of the shares of Series B Preferred Stock are so redeemed.

     A holder of Series B Preferred Stock may convert each share held by him into one share of the Common Stock of the Company provided, however, that (1) no conversion may occur prior to January 1, 1999; (2) no more than 25% of the Series B Preferred Shares held by the holder may be converted prior to January 1, 2000; (3) no more than an additional 25% of the Series B Preferred Shares held by the holder may be converted prior to January 1, 2001; (4) the remainder of the Series B Preferred Shares held by the holder may be converted commencing January 1, 2001; and (5) any conversion may not be for less than all of the Series B Preferred Shares held by the converting shareholder eligible for conversion at the time of the notice.

     Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series B Preferred Stock will be entitled to be paid the sum of $3.00 per share plus an amount equal to any unpaid accrued dividends before any amount is paid to the holder of any other series of Preferred Stock other than the Series C Preferred Stock or to the Common Stock of the Company. After payment of these amounts to the holders of the Series B Preferred Stock, the remaining assets of the Company will be distributed to the holders of the Common Stock.

     Series C Preferred Stock

     The holders of the Series C Preferred Stock are entitled to receive dividends at a rate equal to $ .56 per annum, and no more, before any dividends are paid or set apart for payment upon any other series of Preferred Stock or on the Common Stock of the Company. Dividends will begin to accrue on January 1, 1998. Commencing with the fiscal year beginning on January 1, 1998, the dividend on the Series C Preferred Stock will be paid for each fiscal year within five months of the end of each fiscal year, subject to the availability of surplus or net profits therefor. The dividends of the Series C Preferred Stock are cumulative.

     The holders of the Series C Preferred Stock are not entitled to receive notice of or to vote on any matter that is the subject of a vote of the stockholders of the Company, except as otherwise required by the laws of the State of Delaware.

     The shares of Series C Preferred Stock may be redeemed by the Company at any time at a redemption price of 100% of the $7.00 purchase price paid to the Company for such shares plus any unpaid accrued dividends thereon so long as prior to the date of redemption the Company has offered to exchange each share of Series C Preferred Stock for (a) one share of the Company's Common Stock, plus (b) one warrant ("Warrant") to purchase the number of shares of Common Stock equal in the aggregate to one-half the number of shares of Common Stock received in the exchange, which Warrant will be exercisable at any time through the first anniversary of the date of issuance of the Warrant at a purchase price equal to $8.00 per share and a registration statement is in effect registering the issuance of the Common Stock and Warrants.

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

10.  STOCKHOLDERS' EQUITY (CONTINUED)
     A holder of Series C Preferred Stock may convert each share held by him into one share of the Common Stock of the Company anytime after July 31, 1998; provided, however, that any conversion be of all the Series C Preferred Shares held by the shareholder.

     Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company, the holders of the Series C Preferred Stock will be entitled to be paid the sum of $7.00 per share before any amount is paid to the holder of any other series of Preferred Stock or to the Common Stock of the Company. After payment of these amounts to the holders of the Series C Preferred Stock the remaining assets of the Company will be distributed to the holders of the Common Stock.

11.  PROVISION FOR INCOME TAXES

     The Company's principal operations are currently located in Germany. Pretax
(loss) for the years ended December 31, 1996 and 1997 was generated in the following jurisdictions:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                             1996             1997
                                                           ---------       -----------
Germany..................................................  $(685,627)      $(2,303,448)
United States............................................         --           (19,799)
                                                           ---------       -----------
                                                           $(685,627)      $(2,323,247)
                                                           =========       ===========

     The components of the provision for income taxes, all of which relates to Germany, are as follows:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                             1996             1997
                                                           ---------       -----------
Current..................................................  $      --       $     9,525
Deferred.................................................   (401,849)       (1,348,932)
                                                           ---------       -----------
Income tax benefit.......................................  $(401,849)      $(1,339,407)
                                                           =========       ===========

     The Company has net deferred tax assets as of December 31, 1996 and 1997 as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                1996            1997
                                                              --------       ----------
Deferred tax assets
     Net operating losses...................................  $692,694       $3,454,606
                                                              --------       ----------
                                                               692,694        3,454,606
                                                              ========       ==========
Deferred tax liabilities
     Product development costs..............................   251,038        1,625,857
     Depreciation and amortization..........................    44,195          175,454
     Other..................................................     4,484              486
                                                              --------       ----------
                                                               299,717        1,801,797
                                                              ========       ==========
Net deferred tax assets.....................................  $392,977       $1,652,809
                                                              ========       ==========

     As of December 31, 1997, the Company and its subsidiaries had available combined cumulative tax loss carryforwards of approximately $6.2 million all of which relates to Germany. Under German tax laws, these loss carryforwards have an indefinite life. The tax loss carryforwards have been generated during the establishment of the Company's operations. Management believes that the Company will generate sufficient

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

11.  PROVISION FOR INCOME TAXES (CONTINUED)
future taxable income to realize the entire deferred tax asset and that the realization of the $1,652,809 net deferred tax asset is more likely than not. However, if the Company is unable to generate sufficient taxable income in the future through operating results a valuation allowance will be required to be established through a charge to income.

     A reconciliation of income taxes determined using the United States statutory federal income tax rate of 35% to actual income taxes provided is as follows:

                                                                  DECEMBER 31,
                                                           ---------------------------
                                                             1996             1997
                                                           ---------       -----------
Income tax benefit at statutory rate.....................  $(239,969)      $  (813,136)
Higher foreign tax rates.................................   (157,694)         (529,793)
Other....................................................     (4,186)            3,522
                                                           ---------       -----------
Income tax benefit.......................................  $(401,849)      $(1,339,407)
                                                           =========       ===========

12.  EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                  DECEMBER 31,
                                                            -------------------------
                                                              1996            1997
                                                            ---------       ---------
Numerator:
     Net loss -- numerator for basic and diluted loss per
       share..............................................  $(283,778)      $(983,840)
                                                            =========       =========
Denominator:
     Denominator for basic and diluted loss per
       share -- weighted average shares...................  2,465,782       8,342,297
                                                            =========       =========
Basic and diluted loss per share..........................  $    (.12)      $    (.12)
                                                            =========       =========

     The denominator for diluted earnings per share excludes the convertible preferred stock because treatment of the preferred stock as if converted would have an anti-dilutive effect. For additional disclosures regarding the outstanding preferred stock, see Note 10.

13.  RELATED PARTY TRANSACTION

     On May 30, 1997, a principal shareholder of Cybernet AG advanced Cybernet AG an interest free loan of DM 1.5 million ($837,895) due July 31, 1997. On October 7, 1997, Cybernet AG repaid the loan.

14.  RECENT PRONOUNCEMENT

     On October 27, 1997 the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 97-2 Software Revenue Recognition ("SOP 97-2") that supercedes prior guidance for software revenue recognition. The new rules are effective for transactions entered into in fiscal years beginning after December 15, 1997. The Company does not believe the impact of SOP 97-2 will be significant to its accounting policies.

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    JUNE 30,
                                                                  1997          1998
                                                              ------------   -----------
                                                                             (UNAUDITED)
ASSETS
     Cash and cash equivalents..............................  $ 2,238,909    $   147,685
     Short-term investments.................................      817,913        104,063
     Accounts receivable....................................    1,130,981      1,921,033
     Accounts receivable -- share issuance..................      735,000             --
     Other receivables......................................      285,432        820,164
     Prepaid expenses and other assets......................       59,906      1,416,494
                                                              -----------    -----------
          Total current assets..............................    5,268,141      4,409,439
     Property and equipment, net............................    2,284,793      5,161,606
     Product development costs, net.........................    2,818,069      3,594,692
     Goodwill, net..........................................    1,322,566      1,275,246
     Deferred income taxes..................................    3,454,606      5,976,923
     Other assets...........................................        5,679         31,233
                                                              -----------    -----------
TOTAL ASSETS................................................  $15,153,854    $20,449,139
                                                              ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
     Overdrafts and short-term borrowings...................  $   413,625    $ 3,982,508
     Trade accounts payable.................................      393,208      1,714,737
     Other accrued liabilities..............................    1,460,921      1,030,348
     Deferred purchase obligations..........................      980,693        358,268
     Accrued personnel costs................................      393,667        660,905
     Current portion capital lease obligation...............           --        513,914
                                                              -----------    -----------
          Total current liabilities.........................    3,642,114      8,260,680
     Long-term debt.........................................       41,691         39,939
     Capital lease obligation...............................           --      1,093,824
     Deferred income taxes..................................    1,801,797      2,334,903
     Minority interest......................................       24,937         89,086
SHAREHOLDERS' EQUITY
     Common stock...........................................       14,682         14,755
     Preferred stock........................................        7,760          7,760
     Additional paid in capital.............................   11,102,257     11,674,371
     Accumulated deficit....................................   (1,271,036)    (2,876,721)
     Cumulative translation adjustment......................     (210,348)      (189,458)
                                                              -----------    -----------
     Total shareholders' equity.............................    9,643,315      8,630,707
                                                              -----------    -----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  $15,153,854    $20,449,139
                                                              ===========    ===========

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

             CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS
                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 1997          1998
                                                              ----------   ------------
Revenue
     Internet Projects......................................  $ 445,330    $ 1,863,075
     Network Services.......................................    150,241      1,489,412
                                                              ---------    -----------
Total revenues..............................................    595,571      3,352,487
Cost of revenues:
     Internet Projects......................................    324,070      1,660,034
     Network Services.......................................    321,873      1,716,078
                                                              ---------    -----------
Total cost of revenues......................................    645,943      3,376,112
                                                              ---------    -----------
Operating loss..............................................    (50,372)       (23,625)
General and administrative expenses.........................    227,759        668,542
Marketing expenses..........................................    513,793      1,713,782
Research and development....................................         --      1,051,264
Amortization................................................         --         44,955
                                                              ---------    -----------
                                                                741,552      3,478,543
Interest expense............................................     14,359        110,393
                                                              ---------    -----------
Loss before taxes...........................................   (806,283)    (3,612,561)
Income tax benefit..........................................    466,127      2,006,876
                                                              ---------    -----------
Net loss....................................................   (340,156)    (1,605,685)
Other comprehensive income (loss):
     Foreign currency translation adjustments...............   (171,365)        20,890
                                                              ---------    -----------
Comprehensive loss..........................................  $(511,521)   $(1,584,795)
                                                              =========    ===========
Basic and diluted loss per share............................  $    (.02)   $      (.07)
                                                              =========    ===========

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              --------------------------
                                                                 1997           1998
                                                              -----------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................    (340,156)    (1,605,685)
Adjustments to reconcile net income to net cash provided by
  operating activities:
Deferred tax credit.........................................    (416,735)    (1,989,211)
Depreciation and amortization...............................      56,461        860,708
Provision for losses on accounts receivable.................      40,804         45,121
Changes in operating assets and liabilities:
Trade accounts receivable...................................    (335,713)      (835,173)
Other receivables...........................................      (3,686)       174,215
Prepaid expenses and other current assets...................         896     (1,356,588)
Trade accounts payable......................................     264,057      1,337,752
Other accrued expenses and liabilities......................       4,292       (416,663)
Accrued personnel costs.....................................     102,400        267,238
                                                               ---------     ----------
     Total adjustments......................................      32,246       (829,219)
                                                               ---------     ----------
     Net cash used in operating activities..................    (627,380)    (3,518,286)
CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of short-term investments..............................     453,698        713,850
Purchase of property and equipment..........................    (185,132)    (1,742,537)
Product development costs...................................    (964,081)    (1,132,272)
                                                               ---------     ----------
     Net cash used in investing activities..................    (695,515)    (2,160,959)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings....................................   1,468,227      3,567,131
                                                               ---------     ----------
     Net cash provided by financing activities..............   1,468,227      3,567,131
                                                               ---------     ----------
Net (decrease) increase in cash and cash equivalents........     145,332     (2,112,114)
Cash and cash equivalents at beginning of year..............      27,889      2,238,909
Translation adjustments.....................................    (171,365)        20,890
                                                               ---------     ----------
Cash and cash equivalents at end of year....................       1,856        147,685
                                                               =========     ==========

                 CYBERNET INTERNET SERVICES INTERNATIONAL, INC.

                      NOTES TO THE CONSOLIDATED UNAUDITED
                          INTERIM FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position and results of operations have been included. Operating results for the six month period ended June 30, 1998 are not necessarily indicative of results to be expected for the full year ended December 31, 1998.

2. BUSINESS ACQUISITIONS

     On June 17, 1998 the Company entered into a Stock Purchase Agreement to purchase Vianet EDV Dienstleistungs GmbH, an Austrian Internet provider, for a total consideration of DM 7,500,000 and 300,000 shares of common stock of the Company. The closing of the sale is expected to take place contemporaneously with the closing of the Offering.

     Effective August 15, 1998 the Company purchased Open:Net Internet Solutions GmbH, a German Internet provider, for a total consideration of DM 1,445,000 and 58,825 shares of common stock of the Company.

3. FINANCING

     In May 1998 the Company offered for sale 700,000 shares of common stock at an offering price of $18 per share in an offshore private placement. The net proceeds from the sale of approximately $11.5 million was received in July, 1998.

     In January, 1998, the Company acquired approximately $1.6 million in fixed assets financed through lease arrangements which have been accounted for as capital lease obligations.

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholder
VIANET EDV Dienstleistungs GmbH

     We have audited the accompanying balance sheets of VIANET EDV Dienstleistungs GmbH as of December 31, 1997 and 1996 and the related statements of operations and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of VIANET EDV Dienstleistungs GmbH as of December 31, 1997 and 1996 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Ernst & Young
Wirtschaftsprutungs-und
Steuerberatungs gesellschaft mbH

(Gerd Haberfehlner)
(Edith Schmit)
Vienna, Austria
July 31, 1998

                        VIANET EDV DIENSTLEISTUNGS GMBH

                                 BALANCE SHEET
                              (ALL AMOUNTS IN ATS)

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                1996             1997
                                                              ---------       ----------
ASSETS
CURRENT ASSETS
     Cash and cash equivalents..............................    655,174          100,025
     Recoverable taxes and other receivables (Note 2).......    130,747          126,087
     Trade accounts receivable (Note 3).....................  2,943,991        5,573,461
     Inventories (Note 4)...................................    109,099           37,404
     Prepaid expenses (Note 5)..............................    135,770          246,373
                                                              ---------       ----------
          Total current assets..............................  3,974,781        6,083,350
Deposits and Other Assets...................................    170,000          241,846
Fixed Assets (Note 6)
     Leasehold improvements.................................    219,220          219,220
     Office furniture and equipment.........................  2,745,313        6,470,090
                                                              ---------       ----------
                                                              2,964,533        6,689,310
     Accumulated depreciation...............................   (669,029)      (1,952,565)
                                                              =========       ==========
                                                              2,295,504        4,736,745
Deferred tax asset (Note 12)................................     18,899               --
TOTAL ASSETS................................................  6,459,184       11,061,941
                                                              =========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
     Accounts payable.......................................  3,103,262        5,911,889
     Overdraft (Note 7).....................................         --          634,636
     Accrued expenses (Note 8)..............................    938,000        1,906,500
     Corporate tax (Note 12)................................      7,500          139,200
     Other payables.........................................  1,069,554        1,015,162
     Deferred income (Note 9)...............................    841,983          953,178
                                                              ---------       ----------
          Total current liabilities.........................  5,960,299       10,560,565
Deferred tax liability (Note 12)............................         --           26,024
Accrued employee benefits (Note 10).........................     25,000           61,000
                                                              ---------       ----------
                                                                 25,000           61,000
SHAREHOLDERS' EQUITY (Note 11)
     Share capital..........................................    250,000          250,000
     Retained earnings......................................    223,885          164,352
                                                              ---------       ----------
                                                                473,885          414,352
                                                              ---------       ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  6,459,184       11,061,941
                                                              =========       ==========

                 See accompanying notes to financial statements

                        VIANET EDV DIENSTLEISTUNGS GMBH

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS
                              (ALL AMOUNTS IN ATS)

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
TOTAL REVENUES..............................................  16,174,241    27,390,233
COSTS AND EXPENSES
     Costs of products sold.................................   8,588,569    12,403,754
     General and administrative expenses....................   2,504,500     4,929,219
     Marketing expenses.....................................   5,008,998     9,858,437
                                                              ----------    ----------
                                                              16,102,067    27,191,410
OPERATING PROFIT............................................      72,174       198,823
Interest income.............................................      23,389        20,972
Interest expense............................................      (3,726)      (86,212)
                                                              ----------    ----------
                                                                  19,663       (65,240)
Income before income taxes..................................      91,837       133,583
Provision for income taxes (Note 12)........................       3,899      (193,116)
                                                              ----------    ----------
NET INCOME (LOSS)...........................................      95,736       (59,533)
Retained earnings, beginning................................     128,149       223,885
                                                              ----------    ----------
Retained earnings, ending...................................     223,885       164,352
                                                              ----------    ----------

                 See accompanying notes to financial statements

                        VIANET EDV DIENSTLEISTUNGS GMBH

                            STATEMENT OF CASH FLOWS
                              (ALL AMOUNTS IN ATS)

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................      95,736       (59,533)
Adjustments to reconcile net earnings to net cash provided
  by
  operating activities:
     Depreciation...........................................     499,165     1,283,536
     Deferred taxes.........................................          --        44,923
     Change in accounts receivable, recoverable taxes and
      other receivables.....................................    (145,264)   (2,624,810)
     Change in deposits and other assets....................          --       (71,846)
     Change in inventories..................................      34,781        71,695
     Change in prepaid expenses.............................     (12,004)     (110,603)
     Change in accounts payable, accrued expenses and
       other current liabilities............................   1,624,620     4,001,630
                                                              ----------    ----------
Net cash used by operating activities.......................   2,097,034     2,534,992

CASH FLOWS FROM INVESTING ACTIVITIES
     Expenditures for property, plant and equipment.........  (2,059,575)   (3,724,777)
                                                              ----------    ----------
Net cash (used in) investing activities.....................  (2,059,575)   (3,724,777)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from borrowings...............................          --       634,636
                                                              ----------    ----------
Net cash provided by financing activities...................          --       634,636
(Decrease) Increase in cash and cash equivalents............      37,459      (555,149)
Cash and cash equivalents at beginning of year..............     617,715       655,174
                                                              ----------    ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................     655,174       100,025
                                                              ----------    ----------

                 See accompanying notes to financial statements

                       NOTES TO THE FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1997

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

     The accompanying financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). The Company maintains its financial records in accordance with the Austrian Commercial Code, which represents generally accepted accounting principles in Austria ("Austrian GAAP"). Generally, accepted accounting principles in Austria vary in certain significant respects from U.S. GAAP. Accordingly, the Company has recorded certain adjustments in order that these financial statements be in accordance with U.S. GAAP.

BUSINESS

     VIANET EDV Dienstleistungs Gesellschaft mbH ("the Company"), an Austrian limited liability company, was established in 1994. The Company provides Internet services and connections.

CASH AND CASH EQUIVALENTS

     Highly-liquid investments, with an original maturity of three months or less from the date of purchase, are classified as cash equivalents. Overdraft balances are considered cash equivalents.

INVENTORIES

     Inventories are valued at the lower of cost or market, with cost determined on an actual basis.

PROPERTY, PLANT AND EQUIPMENT

     The Company records fixed assets at cost less accumulated depreciation. Depreciation, which begins when assets are placed in service, is calculated on a straight-line basis over estimated service lives.

REVENUE RECOGNITION

     The Company's revenues consist of the basic fee that is paid three months in advance and current fees which are invoiced after the relevant period. Prepaid amounts are deferred under deferred income and are released into revenue over the period of three months. Current fees are recognized as income immediately.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of financial instruments such as cash, accounts receivable and accounts payable approximate their fair value based on the short-term maturities of these instruments. The carrying value of bank debt approximates fair value based on quoted market prices for the same or similar issues as well as the current rates offered to the Company.

ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            AS OF DECEMBER 31, 1997

NOTE 2. RECOVERABLE TAXES AND OTHER RECEIVABLES

     Recoverable taxes and other receivables consist of (in ATS):

                                                               1996      1997
                                                              -------   -------
Capital gains tax receivable................................   41,150     8,646
Value added tax.............................................   26,998    38,310
Employee loans..............................................   40,000    40,000
Other.......................................................   22,599    39,131
                                                              -------   -------
                                                              130,747   126,087
                                                              =======   =======

NOTE 3. TRADE ACCOUNTS RECEIVABLE

     Total amount of accounts receivable is as follows (in ATS):

                                                                1996         1997
                                                              ---------   ----------
Trade accounts receivable -- domestic.......................  3,542,557    7,419,133
Provision for bad debts.....................................   (598,566)  (1,845,672)
                                                              ---------   ----------
                                                              2,943,991    5,573,461
                                                              =========   ==========

     Provisions for bad debts were made for accounts receivable on a specific risk of collection.

NOTE 4. INVENTORY

     Merchandise refers only to hardware devices which are sold to various customers. Valuation is done at cost (purchase price). In both the financial years 1996 and 1997, there was no need to make any provision for obsolete goods.

NOTE 5. PREPAID EXPENSES

     In the FY 1997 this position includes mainly prepaid telecommunication fees and rent expenses for a trade fair site.

NOTE 6. FIXED ASSETS

     The range of estimated useful lives for different asset categories are as follows:

Leasehold investments.......................................   10 years
Hardware equipment..........................................  4-8 years
Office equipment............................................  4-8 years
Intangible assets...........................................  4-7 years

     During the first year of usage depreciation is either calculated on a one year basis, when usage begins prior to half year-end, or with a half year rate in the case usage begins after half year-end.

NOTE 7. OVERDRAFT

     Overdrafts represent temporary overdrafts to bank balances. The Company has a total overdraft limit, which was not subject to formal agreements, of ATS 750,000. This line was used as of December 31, 1997 with ATS 634,636.

                            AS OF DECEMBER 31, 1997

NOTE 8. ACCRUED EXPENSES

     Accruals for the following costs have been provided (in ATS):

                                                               1996       1997
                                                              -------   ---------
Unused holidays.............................................  111,300     177,600
Telecommunication fees......................................  469,000     435,500
Professional fees...........................................  127,700     629,000
Warranties..................................................       --     210,000
Payroll taxes...............................................       --     224,400
Services not yet invoiced and other Accruals................  230,000     230,000
                                                              -------   ---------
                                                              938,000   1,906,500
                                                              =======   =========

NOTE 9. DEFERRED INCOME

     The Company is an Internet provider and concludes contracts with various private and business customers. Amounts on invoices consist of two parts: the basic fee that has to be paid three months in advance and current fees which are invoiced after the relevant period. Prepaid amounts are deferred under deferred income.

                                                               1996      1997
                                                              -------   -------
Deferred revenue (in ATS)...................................  841,983   953,178

NOTE 10. ACCRUED EMPLOYEE BENEFITS

     According to Austrian labor law employees are entitled to receive a termination payment in case of termination of the employment contract by the employer or in case of retirement. The calculation of this payment amount depends on the service time by the employee. The amount ranges from two months compensation for three months of services to 12 months compensation for services of 25 years or longer.

     The Company has recorded a provision for termination payments amounting to ATS 25,000 for FY 1996 and ATS 61,000 for FY 1997. The calculation was carried out according to Austrian Commercial Code prescribing application of a discounting method (discount rate 6%, retirement age 55/60 for women/men).

NOTE 11. SHAREHOLDERS' EQUITY

     The Company is a limited liability company (herafter "GmbH") under Austrian law. Shareholders are generally not liable for a GmbH's obligations, except to the extent of their capital investment. Share capital of a GmbH is not in the form of shares and does not represent negotiable securities.

     As of December 31, 1997 VIANET's common stock of ATS 500,000 has been paid up to an amount of ATS 250,000.

     The shareholders are also the general managers of VIANET.

     Dividends may only be declared and paid from the accumulated retained earnings (after deduction of certain reserves) shown in the Company's annual Austrian statutory unconsolidated accounts. Such amounts differ from the total of retained earnings as shown in the accompanying financial statements in accordance with U.S. GAAP. As of December 31, 1997, the Company's Austrian statutory unconsolidated accounts reflected no accumulated earnings available for distribution, and accordingly, the Company's ability to pay dividends in the future will depend on the future earnings of the Company.

                            AS OF DECEMBER 31, 1997

NOTE 12. PROVISION FOR INCOME TAXES

     The components of the provisions for income taxes are as follows (in ATS):

                                                               1996      1997
                                                              -------   -------
Current.....................................................   15,000   148,193
Deferred....................................................  (18,899)   44,923
                                                              -------   -------
Income tax (benefit)........................................   (3,899)  193,116
                                                              =======   =======

     The Company has net deferred tax assets as of December 31, 1996 and net deferred tax liability as of December 31, 1997 (in ATS):

                                                               1996     1997
                                                              ------   -------
Deferred tax assets
     Net operating loss.....................................  55,283        --
     Accrued employee benefits..............................   8,500    20,740
                                                              ------   -------
                                                              63,783    20,740
                                                              ======   =======
Deferred tax liability
     Depreciation...........................................  44,884    46,764
                                                              ======   =======
Net deferred tax asset (liability)..........................  18,899   (26,024)
                                                              ======   =======

     Reconciliation of income taxes determining the Austrian statutory federal income tax rate of 34% to actual income taxes provided is as follows (in ATS):

                                                               1996      1997
                                                              -------   -------
Income tax at statutory rate................................   31,225    45,418
Permanent differences.......................................  (31,438)  166,409
Other.......................................................   (3,686)  (18,711)
                                                              -------   -------
                                                               (3,899)  193,116
                                                              =======   =======

NOTE 13. COMMITMENTS

     The Company has operating leases. The commitment for future minimum lease payments is:

1998........................................................  ATS  1,136,203
1999........................................................  ATS    759,040
2000........................................................  ATS    258,133
2001........................................................  ATS     53,179

     Rent expense for operating leases approximated ATS 747,484,56 and ATS 535,563,42 for the years ended December 31, 1997 and 1996, respectively.

NOTE 14. CONTINGENCIES

     TUV Technischer Uberwachungsdienst Osterreich (TUV) filed a lawsuit against the Company on December 1, 1997. TUV claimed ATS 210,000 for technical malfunction of Cisco Routers which were installed and programmed by the Company. TUV claims that the malfunction resulted in substantially increased telephone charges. According to the company's lawyer, TUV could claim up to ATS 1,535,000. Costs have been estimated by the lawyers with ATS 600,000. Management believes that the lawsuit will be settled with cost of maximal ATS 250,000 from which an amount of ATS 210,000 is accrued in the balance sheet.

                        VIANET EDV DIENSTLEISTUNGS GMBH

                          CONSOLIDATED BALANCE SHEETS
                              (ALL AMOUNTS IN ATS)

                                                               JUNE 30,     DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)    (AUDITED)
ASSETS
CURRENT ASSETS
     Cash and cash equivalents..............................   1,289,466        100,025
     Recoverable taxes and other receivables................     359,302        126,087
     Accounts receivable....................................   7,947,413      5,573,461
     Inventories............................................      71,680         37,404
     Prepaid expenses.......................................     301,720        246,373
                                                              ----------     ----------
          Total current assets..............................   9,969,581      6,083,350
Deposits and Other Assets...................................     300,846        241,846
Fixed Assets:
     Leasehold improvements.................................     219,220        219,220
     Office furniture and equipment.........................   7,232,708      6,470,090
                                                              ----------     ----------
                                                               7,451,928      6,689,310
     Accumulated depreciation...............................  (2,760,153)    (1,952,565)
                                                              ----------     ----------
                                                               4,691,775      4,736,745
                                                              ==========     ==========
TOTAL ASSETS................................................  14,962,202     11,061,941
                                                              ==========     ==========

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable.......................................   6,781,241      5,911,889
     Overdrafts.............................................           0        634,636
     Accrued expenses.......................................   1,413,800      1,906,500
     Corporate tax..........................................     673,300        139,200
     Other payables.........................................   1,743,320      1,015,162
     Deferred income........................................   3,172,679        953,178
                                                              ----------     ----------
          Total current liabilities.........................  13,784,340     10,560,565
Deferred tax liability......................................       6,178         26,024
Accrued employee benefits...................................      87,000         61,000
                                                              ----------     ----------
                                                                  87,000         61,000
SHAREHOLDERS' EQUITY
     Share capital..........................................     250,000        250,000
     Retained earnings......................................     834,684        164,352
                                                              ----------     ----------
                                                               1,084,684        414,352
                                                              ----------     ----------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY..................  14,962,202     11,061,941
                                                              ==========     ==========

                        VIANET EDV DIENSTLEISTUNGS GMBH

                            STATEMENTS OF OPERATIONS
                              (ALL AMOUNTS IN ATS)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
TOTAL REVENUES..............................................  17,266,356    12,873,347
COSTS AND EXPENSES
     Costs of revenues......................................   8,426,021     6,847,761
     General and administrative expenses....................   2,541,150     2,056,546
     Marketing expenses.....................................   5,082,300     4,113,093
                                                              ----------    ----------
                                                              16,049,471    13,017,400
OPERATING PROFIT............................................   1,216,885      (144,053)
Interest income.............................................       7,998         5,334
Interest expense............................................     (23,063)         (647)
                                                              ----------    ----------
                                                                 (15,065)        4,687
Earnings before income taxes................................   1,201,820      (139,366)
Provision for income taxes..................................    (531,488)      (20,959)
                                                              ----------    ----------
NET INCOME (LOSS)...........................................     670,332      (160,325)
                                                              ----------    ----------

                        VIANET EDV DIENSTLEISTUNGS GMBH

                            STATEMENTS OF CASH FLOWS
                              (ALL AMOUNTS IN ATS)

                                                              SIX MONTHS ENDED JUNE 30,
                                                              -------------------------
                                                                 1998          1997
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings................................................     670,332      (160,325)
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
     Depreciation...........................................     807,588       406,590
     Deferred taxes.........................................     (19,846)           --
     Change in accounts receivable, recoverables taxes and
      other receivables.....................................  (2,607,167)   (2,759,469)
     Change in inventories..................................     (34,276)           --
     Change in prepaid expenses:............................     (55,347)           --
     Change in deposits and other assets....................     (59,000)           --
     Change in accounts payable, accrued expenses
       and other liabilities................................   3,249,775     3,200,259
                                                              ----------    ----------
Net cash provided by operating activities...................   1,952,059       687,055
INVESTING ACTIVITIES
     Expenditures for property, plant and equipment.........    (762,618)   (1,252,032)
                                                              ----------    ----------
Net cash (used in) investing activities.....................    (762,618)   (1,252,032)
                                                              ----------    ----------
(Decrease) Increase in cash and cash equivalents............   1,189,441      (564,977)
Cash and cash equivalents at beginning of year..............     100,025       655,174
                                                              ----------    ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................   1,289,466        90,197
                                                              ==========    ==========

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1. BASIS OF PRESENTATION

     The accompanying unaudited financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of financial position and results of operations have been included. Operating results for six month period ended June 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998. All amounts in the accompanying unaudited condensed financial statements are presented in ATS. For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1997.

     Effective for companies with fiscal years beginning after December 15, 1997, comprehensive income and its components are required to be reported in the financial statements in accordance with Statement of Financial Accounting Standard No 130, Reporting Comprehensive Income. For the periods presented, the Company has no comprehensive income.

NOTE 2. SALE OF THE COMPANY

     On June 17, 1998 the Company's shareholders entered into a Stock Purchase Agreement to sell their share capital to Cybernet Internet Services International, Inc. ("Cybernet") for a total consideration of DM 7,500.000 and 300,000 shares of common stock of Cybernet. The closing of the sale is expected to take place in October, 1998.

------------------------------------------------------
------------------------------------------------------

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Prospectus Summary....................    3
The Company...........................    3
The Offering..........................    4
Risk Factors..........................    6
Use of Proceeds.......................   16
Dividend Policy.......................   16
Price Range of Common Stock...........   16
Dilution..............................   17
Capitalization........................   18
Selected Consolidated Financial
  Data................................   19
Management's Discussion and Analysis
  of Financial Position and Results of
  Operations..........................   20
Business..............................   30
Management............................   37
Principal Stockholders................   43
Description of Capital Stock..........   44
Anti-Takeover Provisions..............   48
Transfer Agent........................   50
Underwriting..........................   51
Certain Transactions..................   51
Shares Eligible for Future Sale.......   51
Legal Matters.........................   53
Experts...............................   53
Additional Information................   53
Index to Consolidated Financial
  Statements..........................  F-1

------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                3,500,000 SHARES

                                     [LOGO]

                                    CYBERNET
                                    INTERNET
                                    SERVICES
                                 INTERNATIONAL,
                                      INC.
                              -------------------

                                   PROSPECTUS
                              -------------------

                                    BERLINER
                                EFFEKTENBANK AG

                                          , 1998

------------------------------------------------------
------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions, are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated.

Securities and Exchange Commission registration fee.........  $20.650
Printing and engraving expenses.............................     *
Legal fees of Registrant....................................     *
Accountants' fees and expenses..............................     *
Miscellaneous...............................................     *
                                                              -------
          Total.............................................  $  *

---------------
* To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Delaware General Corporation Law, Section 145, provides that a corporation shall have the power to indemnify a director, officer, employee or agent of the corporation, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors or contract. The Company's Articles of Incorporation and bylaws provide for indemnification of directors, officers, employees or agents of the Company and limit the liability of the directors of a corporation. The Company does maintain directors and officer's insurance coverage.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     During the years ended December 31, 1995, 1996 and 1997, and the eight months ended August 30, 1998, the Company sold shares of Common Stock, Class A Preferred, Class B Preferred and Class C Preferred, as follows:

           Securities Sold
                                       Purchasers                Consideration   Exemption
  Date               Number of Shares
                     Class of Stock

  June 1997          5,160,000 Series  Cybermind                 Shares of       Section 4(2)
                     B Preferred                                 Cybernet AG

  June 1997          1,200,000 Series  600,000 Cybermind         Shares of       Section 4(2)
                     A Preferred       262,500 Andreas Eder      Cybernet AG
                                       18,750 Roland Manger
                                       75,000 Thomas Schulz
                                       56,250 Rudolf Strobl
                                       187,500 Holger Timm

  June 1997          5,160,000 Common  2,257,500 Andreas Eder    Shares of       Section 4(2)
                     Stock             161,250 Roland Manger     Cybernet AG
                                       645,000 Thomas Schulz
                                       483,750 Rudolf Strobl
                                       1,612,500 Holger Timm

  June 23, 1997      1,400,000(1)      Private Placement         $9,800,000      Regulation S
                     Series C          Investors
                     Preferred

  September 1, 1997  72,620 Common     Stefan Heiligensetzer     $619,106        Section 4(2)
                     Stock             Lothar Bernecker          Purchase of
                                       Frank Marchewicz          Artwise
                                       Gerhard Schoenenberger
                                       Rolf Strehle

  December 1997      27,000 Common     Eiderdown Trading Ltd     Payment in      Section 4(2)
                     Stock                                       connection
                                                                 with the
                                                                 Eclipse
                                                                 acquisition

  August 1998        58,825 Common     Open:Net Sellers          Shares of       Section 4(2)
                     Stock             Thomas Egner              Open:Net
                                       Uwe Hagenmeier            valued at
                                       Markus Kress              $94,286
                                       Oliver Schaeffer

  May 1998           700,000 Common    Private Placement         $12,600,000     Regulation S
                     Stock             Investors

  Closing of the     300,000 Common    Vianet Sellers:           Shares of       Section 4(2)
  Vianet             Stock             Tristan Libischer         Vianet
  Acquisition                          Alexander Wiesmueller

(1) Between May 31, 1998 and July 22, 1998, 1,282,490 shares of Series C Preferred Stock were converted to the same number of shares of Common Stock by the holders thereof.

ITEM 16(A).  EXHIBITS


            1.1*        Underwriting Agreement
            2.1*        Agreement and Plan of Merger between the Registrant and
                        Cybernet Internet Services International, Inc., a Utah
                        corporation, dated           , 1998
            3.1         Certificate of Incorporation
            3.2         Bylaws
            5.1*        Opinion of Powell, Goldstein, Frazer & Murphy, LLP
           10.1         Sale and Assignment of Business Shares of Artwise GmbH
                        Software Solutions
           10.2         Sale and Assignment of Shares in Open:Net Internet Solutions
                        GmbH
           10.3         Sale of Eclipse srl
           10.4         Stock Purchase Agreement; Vianet
           10.5         Stock Purchase Agreement; Cybernet AG
           10.6         Pooling Agreement (Cybernet AG Acquisition)
           10.7         Pooling Agreement (Artwise Acquisition)
           10.7.1       Schedule of Additional Artwise Pooling Agreements
           10.8         Consulting Agreement (Eclipse Acquisition)
           10.9         Employment Agreement (Andreas Eder)
           10.10        Employment Agreement (Alessandro Giacalone)
           10.11        Employment Agreement (Christian Moosmann)
           10.12        Employment Agreement (Rudolf Strobl)
           10.13        Lease Munich
           10.14        Form of Miller Leasing Agreement
           10.15        Info AG Agreement
           10.16        Ebone Agreement
           10.17        Feratel Agreement
           10.18*       Stock Option Plan
           10.19*       Director Stock Option Plan
           21.1         Subsidiaries
           23.1*        Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1)
           23.2         Consent of Schitag Ernst & Young AG
           23.3         Consent of Ernst & Young Wirtschaftsprufungs-und
                        Steuerberatungsgesellschaft m.b.H
           24           Power of Attorney


---------------
* To be filed by amendment


ITEM 17.  UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Amendment No. 2 to Form S-1 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, on September 18, 1998.


                                   CYBERNET INTERNET SERVICES, INC.

                                   By: /s/ ANDREAS EDER
                                      ------------------------------------------
                                      Chairman, Chief Executive Officer and
                                      President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                  TITLE                     DATE
                   ---------                                  -----                     ----

                /s/ ANDREAS EDER                      Chairman of the Board      September 18, 1998
------------------------------------------------       of Directors, Chief
                  Andreas Eder                          Executive Officer

             /s/ TRISTAN LIBISCHER                          Director             September 16, 1998
------------------------------------------------
               Tristan Libischer

                                                            Director             September   , 1998
------------------------------------------------
                  Holger Timm

               /s/ HUBERT BESNER                            Director             September 18, 1998
------------------------------------------------
                 Hubert Besner

            /s/ G.W. NORMAN WAREHAM                         Director             September 18, 1998
------------------------------------------------
              G.W. Norman Wareham

            /s/ ROBERT FRATARCANGELO                        Director             September 18, 1998
------------------------------------------------
              Robert Fratarcangelo

             /s/ CHRISTIAN MOOSMANN                   Principal Accounting       September 18, 1998
------------------------------------------------      and Financial Officer
               Christian Moosmann